Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

schweitzer-mauduit international, inc.,

SAMURAI WARRIOR MERGER SUB, INC.

AND

NEENAH, INC.

Dated as of March 28, 2022

TABLE OF CONTENTS

ARTICLE I THE MERGER		2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Neenah Common Stock	2
1.6	SWM Common Stock	3
1.7	Merger Sub Stock	3
1.8	Treatment of Neenah Equity Awards	4
1.9	Certificate of Incorporation of Surviving Entity	6
1.10	Bylaws of Surviving Entity	6
1.11	Officers and Directors of the Surviving Entity	6
1.12	Plan of Reorganization	6
ARTICLE II EXCHANGE OF SHARES		7
2.1	SWM to Make Consideration Available	7
2.2	Exchange of Shares	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF Neenah		9
3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	13
3.7	Broker’s Fees	15
3.8	Absence of Certain Changes or Events	15
3.9	Legal and Regulatory Proceedings	15
3.10	Taxes and Tax Returns	16
3.11	Employees	17
3.12	SEC Reports	20
3.13	Compliance with Applicable Law	20
3.14	Certain Contracts	21
3.15	Environmental Matters	23
3.16	Real Property	24
3.17	Intellectual Property	24
3.18	Related Party Transactions	25
3.19	State Takeover Laws	25
3.20	Reorganization	25
3.21	Opinion	25
3.22	Neenah Information	25
3.23	Insurance	26
3.24	Data Protection	26
3.25	Warranties; Products	27
3.26	Stock Ownership	27
3.27	No Other Representations or Warranties	27

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SWM		28
4.1	Corporate Organization	28
4.2	Capitalization	29
4.3	Authority; No Violation	30
4.4	Consents and Approvals	31
4.5	Reports	31
4.6	Financial Statements	32
4.7	Financing	33
4.8	Solvency	34
4.9	Broker’s Fees	34
4.10	Absence of Certain Changes or Events	34
4.11	Legal and Regulatory Proceedings	34
4.12	Taxes and Tax Returns	35
4.13	Employees	36
4.14	SWM Reports	38
4.15	Compliance with Applicable Law	39
4.16	Certain Contracts	40
4.17	Environmental Matters	42
4.18	Real Property	42
4.19	Intellectual Property	43
4.20	Related Party Transactions	43
4.21	State Takeover Laws	43
4.22	Reorganization	43
4.23	Opinion	44
4.24	SWM Information	44
4.25	Insurance	44
4.26	Data Protection	44
4.27	Warranties; Products	45
4.28	Stock Ownership	45
4.29	No Other Representations or Warranties	45
ARTICLE V REPRESENTATIONS AND WARRANTIES OF MERGER SUB		46
5.1	Organization; Good Standing and Qualification	46
5.2	Capitalization	46
5.3	Corporate Authorization	46
5.4	Non-contravention	46
5.5	No Other Representations or Warranties	46

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		47
6.1	Conduct of Businesses Prior to the Effective Time	47
6.2	Forbearances	47
ARTICLE VII ADDITIONAL AGREEMENTS		50
7.1	Regulatory Matters	50
7.2	Access to Information; Confidentiality	53
7.3	Stockholders’ Approvals	55
7.4	Legal Conditions to Merger	56
7.5	Stock Exchange Listing	56
7.6	Employee Benefit Plans	56
7.7	Indemnification; Directors’ and Officers’ Insurance	58
7.8	Additional Agreements	59
7.9	Advice of Changes	59
7.10	Dividends	60
7.11	Stockholder Litigation	60
7.12	Corporate Governance	60
7.13	Acquisition Proposals	61
7.14	Public Announcements	62
7.15	Change of Method	63
7.16	Takeover Statutes	63
7.17	Financing and Indebtedness	63
7.18	Exemption from Liability Under Section 16(b)	66
7.19	Transition	66
7.20	Certain Tax Matters.	66
ARTICLE VIII CONDITIONS PRECEDENT		67
8.1	Conditions to Each Party’s Obligation to Effect the Merger	68
8.2	Conditions to Obligations of SWM and Merger Sub	68
8.3	Conditions to Obligations of Neenah	69
ARTICLE IX TERMINATION		70
9.1	Termination	70
9.2	Effect of Termination	71

ARTICLE X GENERAL PROVISIONS		73
10.1	Amendment	73
10.2	Extension; Waiver	73
10.3	Nonsurvival of Representations, Warranties and Agreements	73
10.4	Expenses	73
10.5	Notices	73
10.6	Interpretation	74
10.7	Counterparts	75
10.8	Entire Agreement	75
10.9	Governing Law; Jurisdiction	75
10.10	Waiver of Jury Trial	75
10.11	Assignment; Third-Party Beneficiaries	76
10.12	Specific Performance	76
10.13	Severability	76
10.14	Delivery by Facsimile or Electronic Transmission	76
10.15	Financing Parties	77

Exhibits

Exhibit A – Definitions

Exhibit B – Form of Surviving Entity Certificate of Incorporation

Exhibit C – Form of Surviving Entity Bylaws

Exhibit D – Form of SWM Bylaw Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2022 (this “Agreement”), is by and among Schweitzer-Mauduit International, Inc., a Delaware corporation (“SWM”), Samurai Warrior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned SWM Subsidiary (“Merger Sub”), and Neenah, Inc., a Delaware corporation (“Neenah”). SWM, Merger Sub and Neenah are sometimes hereinafter referred to individually as a “Party” and collectively, the “Parties”. Capitalized terms used but not defined herein have the meanings ascribed to such terms in Exhibit A.

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, SWM and Neenah shall engage in a “merger of equals” business combination pursuant to which Merger Sub shall merge with and into Neenah (the “Merger”), with Neenah surviving the Merger as a wholly-owned subsidiary of SWM (hereinafter sometimes referred to in such capacity as the “Surviving Entity”), pursuant to and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of Neenah (the “Neenah Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Neenah and the holders of shares of Neenah’s common stock, par value $0.01 per share (“Neenah Common Stock”), and (c) resolved to recommend that the holders of shares of Neenah Common Stock approve the adoption of this Agreement (the “Neenah Board Recommendation”);

WHEREAS, the Board of Directors of SWM (the “SWM Board”) and of Merger Sub (“Merger Sub Board”) have each unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, SWM and Merger Sub, as applicable, and, in the case of the SWM Board, the holders of shares of SWM’s common stock, par value $0.10 per share (“SWM Common Stock”) and in the case of the Merger Sub Board, SWM as sole stockholder of Merger Sub, and (c) in the case of the SWM Board, resolved to recommend that the holders of shares of SWM Common Stock approve the SWM Share Issuance upon the terms and subject to the conditions set forth in this Agreement (the “SWM Board Recommendation”);

WHEREAS, by virtue of the Merger, upon the terms and subject to the conditions set forth in this Agreement, the holders of shares of Neenah Common Stock will receive shares of SWM Common Stock, as more particularly set forth in this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into Neenah and the separate corporate existence of Merger Sub will thereupon cease. Neenah shall be the Surviving Entity in the Merger, and, following the Merger, shall be a direct wholly-owned SWM Subsidiary and the separate corporate existence of Neenah with all of its rights, obligations, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL.

1.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Atlanta time, by the exchange of documents by “portable document format” (pdf) or other electronic means, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver (subject to applicable Law) thereof), unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3            Effective Time. As soon as practicable on the Closing Date, the Parties shall (a) cause to be executed, acknowledged and filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with Section 251 of the DGCL, and (b) make any other filings, recordings or publications required to be made by Neenah or Merger Sub under the applicable provisions of the DGCL. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Merger or at such later date and time as agreed to by the Parties and specified in the Certificate of Merger in accordance with the applicable provisions of the DGCL (such time hereinafter referred to as the “Effective Time”).

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5            Conversion of Neenah Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any securities of the Parties:

(a)            Subject to Section 2.2(e) and Section 1.5(c), each share of Neenah Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 1.358 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of SWM Common Stock (such shares referred to herein as the “Merger Consideration”).

(b)            All of the shares of Neenah Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Neenah Common Stock) previously representing any such shares of Neenah Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of SWM Common Stock into which such shares of Neenah Common Stock have been converted pursuant to this Section 1.5, (ii) cash in lieu of any fractional share of SWM Common Stock into which the shares of Neenah Common Stock represented by such Old Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions (if any) which the holder thereof has the right to receive pursuant to Section 2.2(b), in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of SWM Common Stock or Neenah Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give SWM and the holders of Neenah Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Neenah or SWM to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Neenah Common Stock that are owned by Neenah or SWM or any wholly-owned Neenah Subsidiaries or SWM Subsidiaries (in each case other than shares of Neenah Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

1.6            SWM Common Stock. At and after the Effective Time, without any action on the part of the Parties or the holders of any securities of the Parties, each share of SWM Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SWM Common Stock and shall not be affected by the Merger.

1.7            Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any securities of the Parties, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Entity immediately following the Effective Time.

1.8            Treatment of Neenah Equity Awards.

(a)            At the Effective Time, each option to purchase shares of Neenah Common Stock (a “Neenah Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into an option to purchase (i) that number of shares of SWM Common Stock, rounded down to the nearest whole share (a “SWM Stock Option”), equal to the product of (A) the number of shares of Neenah Common Stock subject to such Neenah Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of SWM Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Neenah Common Stock of such Neenah Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of SWM Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as expressly provided in this Section 1.8(a), each such SWM Stock Option shall be subject to the same terms and conditions (including without limitation, the accelerated vesting and extended exercise term that applies in connection with a termination of employment by the employer without “Cause” (as defined in the applicable Neenah Stock Option agreement) or resignation for “Good Reason” (as defined in the applicable Neenah Stock Option agreement), in either event within two (2) years following the “Change in Control” (as defined in the applicable Neenah Stock Option agreement)) as applied to the corresponding Neenah Stock Option immediately prior to the Effective Time.

(b)            At the Effective Time, each of the stock appreciation rights with respect to shares of Neenah Common Stock (each, a “Neenah SAR”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a right to receive (i) stock appreciation rights with respect to that number of shares of SWM Common Stock, rounded down to the nearest whole share (each, a “SWM SAR”), equal to the product of (A) the number of shares of Neenah Common Stock subject to such Neenah SAR immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of SWM Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Neenah Common Stock of such Neenah SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of SWM Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as expressly provided in this Section 1.8(b), each such SWM SAR shall be subject to the same terms and conditions (including without limitation, the accelerated vesting and extended exercise term that applies in connection with a termination of employment by the employer without “Cause” (as defined in the applicable Neenah SAR agreement) or resignation for “Good Reason” (as defined in the applicable Neenah SAR agreement), in either event within two (2) years following the “Change in Control” (as defined in the applicable Neenah SAR agreement)) as applied to the corresponding Neenah SAR immediately prior to the Effective Time.

(c)            At the Effective Time, each award in respect of shares of Neenah Common Stock subject to vesting, repurchase or other lapse restriction (a “Neenah Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock award in respect of that number of shares of SWM Common Stock, rounded down to the nearest whole share (a “SWM Restricted Stock Award”), equal to the product of (i) the number of shares of Neenah Common Stock subject to such Neenah Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 1.8(c), each such SWM Restricted Stock Award shall be subject to the same terms and conditions as applied to the corresponding Neenah Restricted Stock Award immediately prior to the Effective Time.

(d)            At the Effective Time, each deferred stock unit award to Neenah’s directors or employees in respect of shares of Neenah Common Stock (a “Neenah Deferred Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a deferred stock unit award in respect of that number of shares of SWM Common Stock, rounded down to the nearest whole share (a “SWM Deferred Award”), equal to the product of (i) the number of shares of Neenah Common Stock subject to such Neenah Deferred Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 1.8(d), each such SWM Deferred Award shall be subject to the same terms and conditions as applied to the corresponding Neenah Deferred Award immediately prior to the Effective Time.

(e)            At the Effective Time, each restricted stock unit award (excluding any performance share award) in respect of shares of Neenah Common Stock (a “Neenah RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award in respect of that number of shares of SWM Common Stock, rounded down to the nearest whole share (a “SWM RSU Award”), equal to the product of (i) the number of shares of Neenah Common Stock subject to such Neenah RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 1.8(e), each such SWM RSU Award shall be subject to the same terms and conditions (including without limitation, the accelerated vesting and payment terms that apply in connection with a termination of employment by the employer without “Cause” (as defined in the applicable Neenah RSU Award agreement) or resignation for “Good Reason” (as defined in the applicable Neenah RSU Award agreement), in either event within two (2) years following the “Change in Control” (as defined in the applicable Neenah RSU Award agreement)) as applied to the corresponding Neenah RSU Award immediately prior to the Effective Time.

(f)            At the Effective Time, each performance share award in respect of shares of Neenah Common Stock (a “Neenah PSU Award”) that is outstanding immediately prior to the Effective Time shall be converted into a SWM RSU Award in respect of that number of shares of SWM Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Neenah Common Stock subject to such Neenah PSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. For purposes of this Section 1.8(f), the number of shares of Neenah Common Stock subject to a Neenah PSU Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be the “target” number of shares subject to such Neenah PSU Award (as set forth in the applicable Neenah PSU Award agreement). After the Effective Time, each such SWM RSU Award shall be scheduled to cliff vest, subject to the holder’s continued service with SWM or the SWM Subsidiaries, on the last day of the originally scheduled performance period, but subject to earlier payment and vesting in accordance with the applicable Neenah PSU Award agreement if the holder’s termination of employment by the employer without “Cause” (as defined in the Neenah Executive Severance Plan) or resignation for “Good Reason” (as defined in the Neenah Executive Severance Plan) occurs, in either event within two (2) years following the “Change in Control” (as defined in the applicable Neenah PSU Award agreement), and subject, in the case of death, “Retirement” (as defined in the applicable Neenah PSU Award agreement) or “Disability” (as defined in the applicable Neenah PSU Award agreement), to vesting as provided in the applicable Neenah PSU Award agreement and payment within thirty (30) days after the later of the vesting event or the Effective Time. Except as expressly provided in this Section 1.8(f), each such SWM RSU Award shall be subject to the same terms and conditions as applied to the corresponding Neenah PSU Award immediately prior to the Effective Time.

(g)            At or prior to the Effective Time, Neenah, the Neenah Board, and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8. SWM shall take all corporate actions that are necessary for the assumption of the SWM Equity Awards pursuant to this Section 1.8.

1.9            Certificate of Incorporation of Surviving Entity. At the Effective Time, Neenah Certificate will be amended and restated in its entirety, in the form attached as Exhibit B, and as so amended and restated, shall be the Certificate of Incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.10            Bylaws of Surviving Entity. The Parties shall take all necessary action so that, at the Effective Time, the Neenah Bylaws will be amended and restated in their entirety, in the form attached as Exhibit C, and as so amended and restated, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.11            Officers and Directors of the Surviving Entity. The Parties shall take all necessary action such that (a) the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the only directors of the Surviving Entity, and (b) unless otherwise determined by SWM prior to the Effective Time, the officers of Neenah immediately prior to the Effective Time, from and after the Effective Time, shall be the only officers of the Surviving Entity, and shall, in each case, hold office in accordance with the applicable provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Entity until his or her successor is elected and qualifies or until his or her earlier death, resignation or proper removal in accordance with applicable law.

1.12            Plan of Reorganization. This Agreement is adopted as a plan of reorganization for the purposes of Sections 354, 361, and 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1            SWM to Make Consideration Available. At or prior to the Effective Time, SWM shall deposit, or shall cause to be deposited, with a bank or trust company designated by SWM and reasonably acceptable to Neenah (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at SWM’s option, evidence in book-entry form, representing shares of SWM Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of SWM Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”). Shares of SWM Common Stock held in the Exchange Fund shall neither be entitled to vote nor be counted for quorum purposes until issued to the holder of shares represented by Old Certificates pursuant to Section 2.2.

2.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, SWM shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Neenah Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive shares of SWM Common Stock pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of SWM Common Stock, and any cash in lieu of fractional shares which the shares of Neenah Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of SWM Common Stock to which such holder of Neenah Common Stock shall have become entitled pursuant to the provisions of ARTICLE I, and (ii) an amount in cash representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of SWM Common Stock into which the shares of Neenah Common Stock have been converted pursuant to ARTICLE I and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to shares of SWM Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions with a record date after the Effective Time, without any interest thereon, which theretofore had become payable with respect to the whole shares of SWM Common Stock that the shares of Neenah Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)            If any New Certificate representing shares of SWM Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of SWM Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of Neenah of the shares of Neenah Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of SWM Common Stock as provided in this ARTICLE II.

(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of SWM Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to shares of SWM Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of SWM. In lieu of the issuance of any such fractional share, SWM shall pay to each former holder of Neenah Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of shares of SWM Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day immediately preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Neenah Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of SWM Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)            Any portion of the Exchange Fund that remains unclaimed for twelve (12) months after the Effective Time shall be paid to SWM. Any former holders of Neenah Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to SWM for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the shares of SWM Common Stock deliverable in respect of each former share of Neenah Common Stock such holder held as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Neenah, SWM, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Neenah Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            The Parties and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash to be paid pursuant to this ARTICLE II, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by SWM or the Exchange Agent, the posting by such person of a bond in such amount as SWM or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NEENAH

Except (a) as disclosed in the disclosure schedule delivered by Neenah to SWM and Merger Sub concurrently herewith (the “Neenah Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Neenah Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Neenah that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (A) any other section of this ARTICLE III specifically referenced or cross-referenced, and (B) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Neenah Reports filed by Neenah since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Neenah hereby represents and warrants to SWM and Merger Sub as follows:

3.1            Corporate Organization.

(a)            Neenah is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Neenah has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Neenah is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Neenah. True and complete copies of the Restated Certificate of Incorporation of Neenah (the “Neenah Certificate”) and the Amended and Restated Bylaws of Neenah (the “Neenah Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Neenah to SWM and Merger Sub.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect on Neenah, each Subsidiary of Neenah (a “Neenah Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Neenah Subsidiary to pay dividends or distributions except for restrictions imposed by applicable law or, in the case of non-wholly-owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement. Section 3.1(b) of the Neenah Disclosure Schedules sets forth a true and complete list of all Neenah Subsidiaries as of the date hereof. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Neenah other than Neenah Subsidiaries.

3.2            Capitalization.

(a)            As of 5:00 p.m. Eastern time on March 25, 2022 (the “Measurement Time”), the authorized capital stock of Neenah consists of 100,000,000 shares of Neenah Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Neenah Preferred Stock”). As of the Measurement Time, there are (i) 16,787,594 shares of Neenah Common Stock issued and outstanding, including zero (0) shares of Neenah Common Stock granted in respect of outstanding Neenah Restricted Stock Awards; (ii) 2,044,902 shares of Neenah Common Stock held in treasury; (iii) 109,919 shares of Neenah Common Stock subject to outstanding Neenah RSU Awards; (iv) 216,233 shares (assuming satisfaction of performance goals at the target level) or 432,466 shares (assuming satisfaction of performance goals at the maximum level) of Neenah Common Stock reserved for issuance upon the settlement of outstanding Neenah PSU Awards; (v) no shares of Neenah Common Stock subject to outstanding Neenah Stock Options; (vi) 2,789 shares of Neenah Common Stock subject to outstanding Neenah SARs; (vii) no shares of Neenah Common Stock subject to outstanding Neenah Deferred Awards; and (viii) no other shares of capital stock or other voting securities or equity interests of Neenah issued, reserved for issuance or outstanding. As of the Measurement Time, there are no shares of Neenah Preferred Stock outstanding. All of the issued and outstanding shares of Neenah Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Neenah may vote. Other than Neenah Restricted Stock Awards, Neenah RSU Awards, Neenah PSU Awards, Neenah Stock Options, Neenah SARs and Neenah Deferred Awards (collectively, “Neenah Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments, or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Neenah, or Contracts by which Neenah may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Neenah, or that otherwise obligate Neenah to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than Neenah Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Neenah or any of Neenah Subsidiaries) are outstanding as of the date of this Agreement. No Neenah Subsidiary owns any capital stock of Neenah. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Neenah or any of Neenah Subsidiaries is a party with respect to the voting or transfer of Neenah Common Stock, capital stock or other voting or equity securities or ownership interests of Neenah or granting any stockholder or other person any registration rights.

(b)            Neenah owns, directly or indirectly, the numbers or percentages of issued and outstanding shares of capital stock or other equity ownership interests of each Neenah Subsidiary as set forth in Section 3.1(b) of the Neenah Disclosure Schedules, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments, or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Neenah Subsidiary, or Contracts by which any Neenah Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Neenah Subsidiary, or otherwise obligating any Neenah Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.

3.3            Authority; No Violation.

(a)            Assuming the accuracy of the representation and warranty in Section 4.28, Neenah has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Neenah Board. The Neenah Board has unanimously determined at a meeting at which all directors participated that the Merger, on the terms and conditions set forth in this Agreement, is fair to, advisable and in the best interests of Neenah and its stockholders, has adopted, approved, and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Neenah’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to effect the foregoing. Assuming the accuracy of the representation and warranty set forth in Section 4.28, the affirmative vote of two-thirds (2/3) of the outstanding shares of Neenah Common Stock entitled to vote on the adoption of this Agreement is the only vote of the holders of any of Neenah’s capital stock necessary in connection with the consummation of the Merger (the “Requisite Neenah Vote”), and no other corporate proceedings on the part of Neenah are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Neenah and (assuming due authorization, execution and delivery by SWM and Merger Sub and the accuracy of the representation and warranty set forth in Section 4.28) constitutes a valid and binding obligation of Neenah, enforceable against Neenah in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by Neenah nor the consummation by Neenah of the transactions contemplated hereby (including the Merger), nor compliance by Neenah with any of the terms or provisions hereof, will (i) violate any provision of the Neenah Organizational Documents or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and assuming the accuracy of the representation and warranty in Section 4.28, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Neenah or any Neenah Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Neenah or any Neenah Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Neenah or any Neenah Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Neenah.

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”), the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any such consents, approvals, filings or registrations as may be required under any antitrust or competition laws of non-U.S. jurisdictions (collectively, “Competition Laws”), (c) the filing of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by SWM in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware pursuant to the DGCL, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SWM Common Stock pursuant to this Agreement and the approval of the listing of such shares of SWM Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, including the NYSE (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Neenah of this Agreement or (ii) the consummation by Neenah of the Merger and the other transactions contemplated hereby.

3.5            Reports. Neenah and each Neenah Subsidiary have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (a) any federal or state regulatory authority, (b) the SEC, (c) any foreign regulatory authority, and (d) any self-regulatory organization, including the NYSE (clauses (a) – (d), collectively “Regulatory Agencies”), including any report, form, correspondence, registration, or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules, or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration, or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Neenah. No Regulatory Agency has initiated or has pending any Proceeding or, to the knowledge of Neenah, threatened in writing investigation into the business or operations of Neenah or any of the Neenah Subsidiaries since January 1, 2019, except where such Proceedings would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah. There (y) is no unresolved violation, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Neenah or any of the Neenah Subsidiaries, and (z) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Neenah or any of the Neenah Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah.

3.6            Financial Statements.

(a)            The combined financial statements of Neenah and the Neenah Subsidiaries included (or incorporated by reference) in the Neenah Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Neenah and the Neenah Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity, and consolidated financial position of Neenah and the Neenah Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of Neenah and the Neenah Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2019, and are being, maintained in all material respects in accordance with GAAP. Since December 31, 2018, no independent public accounting firm of Neenah has resigned (or informed Neenah that it intends to resign) or been dismissed as independent public accountants of Neenah as a result of or in connection with any disagreements with Neenah on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah, neither Neenah nor any of the Neenah Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due), required by GAAP to be included in the consolidated balance sheet of Neenah or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Neenah included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data, and information of Neenah and the Neenah Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Neenah or the Neenah Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Neenah. Neenah (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Neenah, including the Neenah Subsidiaries, is made known to the chief executive officer and the chief financial officer of Neenah by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Neenah’s outside auditors and the audit committee of Neenah Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Neenah’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Neenah’s internal controls over financial reporting. These disclosures were made in writing by management to Neenah’s auditors and audit committee. There is no reason to believe that Neenah’s chief executive officer and chief financial officer and, to the knowledge of Neenah, as of the date hereof, Neenah’s outside auditors, will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2019, (i) neither Neenah nor any of the Neenah Subsidiaries, nor, to the knowledge of Neenah, any director, officer, auditor, accountant, or Representative of Neenah or any of the Neenah Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Neenah, oral, regarding the accounting or auditing practices, procedures, methodologies, or methods (including with respect to reserves, write-downs, charge-offs, and accruals) of Neenah or any of the Neenah Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Neenah or any Neenah Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Neenah or any Neenah Subsidiary, whether or not employed by Neenah or any Neenah Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Neenah or any Neenah Subsidiary or any of their respective officers, directors, employees or agents to the Neenah Board or any committee thereof or the board of directors or similar governing body of any Neenah Subsidiary or any committee thereof, or to the knowledge of Neenah, to any director or officer of Neenah or any Neenah Subsidiary, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, either individually or in the aggregate, materially adverse to Neenah and the Neenah Subsidiaries taken as a whole.

3.7            Broker’s Fees. Except as set forth on Section 3.7 of the Neenah Disclosure Schedules, neither Neenah nor any Neenah Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah.

(b)            Since December 31, 2021, Neenah and the Neenah Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

3.9            Legal and Regulatory Proceedings.

(a)            Except as set forth on Section 3.9(a) of the Neenah Disclosure Schedules and as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Neenah, neither Neenah nor any Neenah Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Neenah, threatened, legal, administrative, arbitral, or other Proceedings or governmental or regulatory investigations of any nature against Neenah or any of the Neenah Subsidiaries or any of their current or former directors or executive officers (in their capacity as such) or, as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Neenah, any of the Neenah Subsidiaries, or the assets of Neenah or any of the Neenah Subsidiaries (or that, upon consummation of the Merger, would apply to SWM or any of its affiliates).

3.10            Taxes and Tax Returns.

(a)            Except as set forth in Section 3.10(a) of the Neenah Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Neenah:

(i)            each of Neenah and the Neenah Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete;

(ii)            neither Neenah nor any of the Neenah Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course of Business) nor has granted in writing any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii)            all Taxes of Neenah and the Neenah Subsidiaries (whether or not shown on any Tax Returns) that are due (other than any Taxes being contested in good faith) have been fully and timely paid (taking into account all applicable extensions);

(iv)            each of Neenah and the Neenah Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v)            neither Neenah nor any of the Neenah Subsidiaries has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, claims, audits, examinations or other Proceedings regarding any Tax of Neenah and the Neenah Subsidiaries or the assets of Neenah and the Neenah Subsidiaries;

(vi)            no written claim has been made by any Governmental Entity in a jurisdiction where Neenah or any of the Neenah Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction; and

(vii)          neither Neenah nor any of the Neenah Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among Neenah and the Neenah Subsidiaries or (B) commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(b)           Neither Neenah nor any of the Neenah Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Neenah or a Neenah Subsidiary), or (ii) has any liability for the Taxes of any person (other than Neenah or any of the Neenah Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c)           Neither Neenah nor any the Neenah Subsidiaries has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d)           Neither Neenah nor any of the Neenah Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)           At no time during the past five (5) years has Neenah been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)            There are no Liens for Taxes on any of the assets of Neenah or of any of the Neenah Subsidiaries, except Liens for Taxes which are not yet due and payable or being contested in good faith.

3.11         Employees.

(a)           Each Neenah Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. For purposes of this Agreement, the term “Neenah Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all material equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment or other benefit plans, programs, Contracts, policies, or arrangements with respect to which Neenah or any Neenah Subsidiary or any trade or business of Neenah or any of the Neenah Subsidiaries, whether or not incorporated, all of which together with Neenah would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Neenah ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Neenah or any of the Neenah Subsidiaries or any Neenah ERISA Affiliate for the benefit of any current or former employee, officer, director, or independent contractor of Neenah or any of the Neenah Subsidiaries or any Neenah ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)           The Internal Revenue Service (“IRS”) has issued a favorable determination letter with respect to each Neenah Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Neenah Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Neenah, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Neenah Qualified Plan or the related trust.

(c)           No Neenah Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430, or 4971 of the Code, and none of Neenah and the Neenah Subsidiaries nor any Neenah ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any such plan.

(d)           None of Neenah and the Neenah Subsidiaries nor any Neenah ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan, and none of Neenah and the Neenah Subsidiaries nor any Neenah ERISA Affiliate has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan.

(e)           No Neenah Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former, or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)            Except as would not reasonably be expected to be material to Neenah and the Neenah Subsidiaries, taken as a whole, all contributions required to be made to any Neenah Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Neenah Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Neenah.

(g)           There are no pending or, to the knowledge of Neenah, threatened Proceedings (other than claims for benefits in the Ordinary Course of Business), which have been asserted or instituted, and, to the knowledge of Neenah, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Neenah Benefit Plans, any fiduciaries thereof with respect to their duties to Neenah Benefit Plans or the assets of any of the trusts under any of Neenah Benefit Plans that would reasonably be expected to result in any material liability of Neenah or any of Neenah Subsidiaries to the U.S. Pension Benefit Guaranty Corporation, the IRS, the U.S. Department of Labor, any Multiemployer Plan, any participant in a Neenah Benefit Plan, or any other party.

(h)           None of Neenah and the Neenah Subsidiaries nor any Neenah ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of Neenah Benefit Plans or their related trusts, Neenah, any of the Neenah Subsidiaries, any Neenah ERISA Affiliate, or any person that Neenah or any of the Neenah Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)            Except as set forth on Section 3.11(i) of the Neenah Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right, or other benefit to any employee, officer, director, or other service provider of Neenah or any of the Neenah Subsidiaries, or result in any limitation on the right of Neenah or any of the Neenah Subsidiaries to amend, merge, terminate, or receive a reversion of assets from any Neenah Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Neenah or any of the Neenah Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            The transactions contemplated by this Agreement will not cause or require Neenah or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k)           No Neenah Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Neenah, each Neenah Benefit Plan that is mandated by applicable law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m)          Neenah is in material compliance with all applicable laws respecting employees and service providers, including with respect to employment standards, occupational health and safety, human rights, labor relations, and workers’ compensation.

(n)           Except as set forth on Section 3.11(n) of the Neenah Disclosure Schedules, there are no pending or, to Neenah’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Neenah or any of the Neenah Subsidiaries, or any strikes or other material labor disputes against Neenah or any of the Neenah Subsidiaries. Neither Neenah nor any of the Neenah Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules, or practices agreed to with any labor organization or employee association applicable to employees of Neenah or any of the Neenah Subsidiaries and, to the knowledge of Neenah, there are no, and during the past three (3) years have not been any, organizing efforts or, to Neenah’s knowledge, threatened organizing efforts, by any union or other group seeking to represent any employees of Neenah or any of the Neenah Subsidiaries. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Neenah, Neenah and each of the Neenah Subsidiaries is, and have been at all times since December 31, 2018, in compliance with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements.

3.12         SEC Reports. Neenah has previously made available to SWM and Merger Sub an accurate and complete copy of each (a) prospectus, report, schedule and proxy statement and any other form, statement, or document filed with or furnished to the SEC since December 31, 2018 by Neenah pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Neenah Reports”), and (b) communication mailed by Neenah to its stockholders since December 31, 2018, and no such Neenah Report or communication, as of the date thereof (and, in the case of proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all Neenah Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Neenah has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Neenah Reports.

3.13         Compliance with Applicable Law.

(a)           Neenah and each of the Neenah Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters, and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights, and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter, or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Neenah, and to the knowledge of Neenah, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter, or authorization is threatened.

(b)           Neenah and each Neenah Subsidiary has complied in all material respects with and are not in material default or violation under any applicable Laws.

(c)           Without limitation, except as would not reasonably be expected to be material to Neenah and the Neenah Subsidiaries, taken as a whole, none of Neenah or any of the Neenah Subsidiaries, or to the knowledge of Neenah, any director, officer, employee, agent, or other person acting on behalf of Neenah or any of the Neenah Subsidiaries has, directly or indirectly, (i) used any funds of Neenah or any of the Neenah Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment, or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Neenah or any of Neenah Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anticorruption law, (iv) established or maintained any unlawful fund of monies or other assets of Neenah or any of the Neenah Subsidiaries, (v) made any fraudulent entry on the books or records of Neenah or any of the Neenah Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, or other unlawful payment to any person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business, to obtain special concessions for Neenah or any of the Neenah Subsidiaries, to pay for favorable treatment for business secured, or to pay for special concessions already obtained for Neenah or any of the Neenah Subsidiaries, or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control (“OFAC”).

(d)           Neenah maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Neenah, Neenah has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Neenah. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Neenah.

3.14         Certain Contracts.

(a)           Except as set forth in Section 3.14(a) of the Neenah Disclosure Schedules, as of the date hereof, neither Neenah nor any of Neenah Subsidiaries is a party to or bound by any Contract, but excluding any Neenah Benefit Plan:

(i)             that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)            that contains a non-compete that materially restricts the conduct of any line of business by Neenah or any of its affiliates or upon consummation of the Merger will materially restrict the ability of SWM or any of its affiliates to engage in any line of business or in any geographic region;

(iii)           that is material and obligates Neenah or any of the Neenah Subsidiaries, or will obligate SWM, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions, or that contains minimum use or supply requirements that are material in any respect to Neenah, the Neenah Subsidiaries, and any affiliates (including SWM or its affiliates after the Effective Time);

(iv)          that is an indenture, credit agreement, loan agreement, security agreement, guarantee (other than performance guarantees), note, mortgage, or other agreement or commitment (other than any purchase money security interest) that provides for or relates to any indebtedness of Neenah or any of the Neenah Subsidiaries, including any sale and leaseback transactions and other similar financing arrangements (but excluding capitalized leases), in each case with respect to a principal amount of $5,000,000 or more;

(v)           pursuant to which Neenah or any of the Neenah Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to Neenah, other than licenses with respect to software that is generally commercially available;

(vi)          that is a settlement, consent, or similar agreement and contains any material continuing obligations of Neenah or any of the Neenah Subsidiaries;

(vii)         that relates to a material joint venture, partnership or similar relationship (other than any such agreement solely between or among Neenah and its wholly-owned Neenah Subsidiaries);

(viii)        that is an acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by Neenah or any Neenah Subsidiary of future payments in excess of $2,000,000;

(ix)           that is a Contract (or form thereof and a list of the parties thereto) between Neenah or any Neenah Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly-owned Neenah Subsidiary) of Neenah or any Neenah Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(x)            that includes a material indemnification obligation of Neenah or any of the Neenah Subsidiaries which was granted outside of the Ordinary Course of Business;

(xi)           that contains a put, call or similar right pursuant to which Neenah or any Neenah Subsidiary could be required to sell, as applicable, any equity interests of any person or material amount of assets; or

(xii)          that provides any current employees, officers or directors of Neenah or any Neenah Subsidiary with annual base compensation in excess of $250,000 (and pursuant to which such employee would be entitled to severance compensation in excess of 50% of such individual’s annual base compensation), other than Contracts that are terminable without penalty or notice or employment Contracts entered into on standard forms provided by foreign Governmental Entities.

Each Contract of the type described in this Section 3.14(a), whether or not set forth in the Neenah Disclosure Schedules, is referred to herein as a “Neenah Material Contract.”

(b)           (i) Each Neenah Material Contract is valid and binding on Neenah or one of the Neenah Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Neenah, (ii) Neenah and each of the Neenah Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Neenah Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Neenah, (iii) to the knowledge of Neenah, each third-party counterparty to each Neenah Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Neenah Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Neenah, (iv) neither Neenah nor any of the Neenah Subsidiaries has knowledge of, or has received notice of, any violation of any Neenah Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default on the part of Neenah or any of the Neenah Subsidiaries, or to the knowledge of Neenah, any other party thereto, of or under any such Neenah Material Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Neenah.

3.15         Environmental Matters.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah, Neenah and the Neenah Subsidiaries are in compliance, and have complied, with all Environmental Laws, and possess all permits, licenses and other authorizations required under applicable Environmental Laws and are in compliance with the terms thereof.

(b)           Neenah and the Neenah Subsidiaries are not the subject of any outstanding orders, judgment, injunction, award, decree, or writ adopted or imposed by, including any consent decree, settlement agreement or other similar written agreement with, any Governmental Entity under Environmental Laws which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Neenah, and there are no civil, criminal, or administrative actions or other Proceedings, pending or, to the knowledge of Neenah, threatened against Neenah or any of Neenah Subsidiaries, in each case under Environmental Law, which, if determined adversely to Neenah or any of the Neenah Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Neenah.

(c)           Neenah and the Neenah Subsidiaries have not released or disposed of any Hazardous Substances in violation of any Environmental Law and in a manner or condition that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Neenah.

3.16         Real Property

(a)           Neenah or a Neenah Subsidiary (i) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Neenah Reports as being owned by Neenah or a Neenah Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) (the “Neenah Owned Properties”), free and clear of all material Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Neenah Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with Neenah Owned Properties, the “Neenah Real Property”), free and clear of all material Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Neenah, the lessor. There are no pending or, to the knowledge of Neenah, threatened condemnation Proceedings against Neenah Real Property. Other than Neenah Owned Properties, neither Neenah nor any of the Neenah Subsidiaries own any real property.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah, Neenah and the Neenah Subsidiaries, as applicable, have (i) such consents, easements, rights-of-ways, permits, and licenses from each person (collectively, “Rights-of-Way”) that are sufficient to conducts its business in substantially the same manner as currently conducted and subject to the limitations, qualifications, reservations, and encumbrances contained, in any of such report filed prior to the date hereof, and (ii) fulfilled and performed all their respective material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

3.17         Intellectual Property. Neenah and each of the Neenah Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as set forth in Section 3.17 of the Neenah Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Neenah: (a) (i) to the knowledge of Neenah, the use of any Intellectual Property by Neenah and the Neenah Subsidiaries does not infringe, misappropriate, or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Neenah or any Neenah Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Neenah that Neenah or any of the Neenah Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Neenah, no person is challenging, infringing on, or otherwise violating any right of Neenah or any of the Neenah Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Neenah or the Neenah Subsidiaries, and (c) neither Neenah nor any Neenah Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Neenah or any Neenah Subsidiary, and Neenah and the Neenah Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation, or unenforceability of all Intellectual Property owned or licensed, respectively, by Neenah and the Neenah Subsidiaries.

3.18         Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Neenah or any of Neenah Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Neenah or any of Neenah Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Neenah Common Stock (or any of such person’s immediate family members or affiliates) (other than Neenah Subsidiaries) on the other hand, of the type required to be reported in any Neenah Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein. None of Neenah or Neenah Subsidiaries or their respective affiliates beneficially owns (as defined in Section 203 of the DGCL) any shares of SWM Common Stock.

3.19         State Takeover Laws. The Neenah Board has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of the representation and warranty in Section 4.28, has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the restrictions on business combinations of any applicable takeover laws of any state (including Section 203 of the DGCL), including any “moratorium,” “control share,” “fair price,” “takeover,” or “interested stockholder” law or any similar provisions of the Neenah Certificate or the Neenah Bylaws (collectively, with any similar provisions of the SWM Certificate or SWM Bylaws “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal rights will be available to the holders of Neenah Common Stock in connection with the Merger.

3.20         Reorganization. Neenah has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21         Opinion. Prior to the execution of this Agreement, the Neenah Board has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Perella Weinberg Partners, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Neenah Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22         Neenah Information. The information relating to Neenah and the Neenah Subsidiaries or that is provided by Neenah or the Neenah Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement and S-4 (except for such portions thereof that relate only to SWM or any of the SWM Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Joint Proxy Statement and S-4 (except for such portions thereof that relate only to SWM or any of the SWM Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.23         Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Neenah, (a) Neenah and the Neenah Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Neenah reasonably has determined to be prudent and consistent with industry practice, and Neenah and the Neenah Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Neenah and the Neenah Subsidiaries, Neenah or the relevant Neenah Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Neenah or any of the Neenah Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied, or disputed by the underwriters of such insurance policy, and (e) neither Neenah nor any of the Neenah Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.24         Data Protection.

(a)           Except as would not reasonably be likely to result in a Material Adverse Effect on Neenah, Neenah and the Neenah Subsidiaries are in compliance with all of its and their privacy policies, all applicable laws relating to the privacy and security of Personal Data and all Contracts to the extent such Contracts relate to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, and use of Personal Data (collectively, “Data Protection Requirements”) and all anti-spam laws. Neenah and the Neenah Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Data and compliance with anti-spam laws.

(b)           Since January 1, 2019, to the knowledge of Neenah, no third party has gained unauthorized access to or misused any Personal Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the business of Neenah or any of the Neenah Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of Neenah and the Neenah Subsidiaries that would result in, either individually or in the aggregate, a Material Adverse Effect on Neenah, or (ii) a duty to notify any person except as would not be reasonably likely to, either individually or in the aggregate, result in a Material Adverse Effect on Neenah. Neenah and the Neenah Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services, and IT Assets from unauthorized access and reasonably free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data, or other materials (“Malicious Code”). Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Neenah, the IT Assets used by Neenah or any of the Neenah Subsidiaries are (x) free from Malicious Code and (y) have not, since January 1, 2019, experienced any material failure or malfunction.

3.25         Warranties; Products. Since January 1, 2019, there have been no product liability claims or recalls that would result in a material liability of Neenah and the Neenah Subsidiaries. No product designed, manufactured, assembled, marketed, repaired, sold, leased, delivered, installed, or otherwise distributed by Neenah or any of the Neenah Subsidiaries has deviated from Neenah’s or such Neenah Subsidiary’s applicable written standard warranty terms and conditions in a manner that materially increased the obligations of Neenah or such Neenah Subsidiary with respect thereto.

3.26         Stock Ownership. Neenah is not an “interested stockholder” (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” (as such term is defined in the SWM Certificate), in each case, of SWM.

3.27         No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Neenah in this ARTICLE III, neither Neenah nor any other person makes any express or implied representation or warranty with respect to Neenah, the Neenah Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and Neenah hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Neenah nor any other person makes or has made any representation or warranty to SWM or Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Neenah, any Neenah Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Neenah in this ARTICLE III, any oral or written information presented to SWM or Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of Neenah, the negotiation of this Agreement or in the course of the transactions contemplated hereby (including as to the accuracy and completeness thereof).

(b)           The Neenah acknowledges and agrees that neither SWM or Merger Sub nor any other person has made or is making, and Neenah is not relying upon, any express or implied representation or warranty (including as to the accuracy or completeness of any information provided to Neenah) other than those contained in ARTICLE IV and ARTICLE V.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SWM

Except (a) as disclosed in the disclosure schedule delivered by SWM to Neenah concurrently herewith (the “SWM Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SWM Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by SWM that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced and (2) other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any SWM Reports filed by SWM since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SWM hereby represents and warrants to Neenah as follows:

4.1           Corporate Organization.

(a)           SWM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SWM has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. SWM is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SWM. True and complete copies of the Certificate of Incorporation of SWM (the “SWM Certificate”) and Bylaws of SWM (the “SWM Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by SWM to Neenah.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect on SWM, each Subsidiary of SWM (a “SWM Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local, or foreign) where its ownership, leasing, or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease, or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any SWM Subsidiary to pay dividends or distributions except for restrictions imposed by applicable law or, in the case of non-wholly-owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement. Section 4.1(b) of the SWM Disclosure Schedules sets forth a true and complete list of all SWM Subsidiaries as of the date hereof. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of SWM other than the SWM Subsidiaries.

4.2           Capitalization.

(a)           As of the Measurement Time, SWM is authorized to issue 100,000,000 shares of SWM Common Stock and 10,000,000 shares of preferred stock, par value $0.10 (the “SWM Preferred Stock”). As of the Measurement Time, there are (i) 31,709,132 shares of SWM Common Stock issued and outstanding (which includes 456,922 shares of SWM Common Stock issued pursuant to SWM Restricted Stock Awards); (ii) no shares of SWM Preferred Stock issued and outstanding; (iii) 324,337 shares of SWM Common Stock reserved for issuance upon the settlement of outstanding SWM performance share awards (“SWM PSU Awards”), assuming satisfaction of performance at target level; and (iv) 57,000 shares of SWM Common Stock reserved for issuance upon the settlement of deferred stock units held by members of the SWM Board. All of the issued and outstanding SWM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes, or other indebtedness that have the right to vote on any matters on which stockholders of SWM may vote. Other than SWM Stock Options, SWM Restricted Stock Awards, SWM RSU Awards and SWM PSU Awards (collectively, “SWM Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments, or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in SWM, or Contracts by which SWM may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in SWM or that otherwise obligate SWM to issue, transfer, sell, purchase, redeem, or otherwise acquire, any of the foregoing. Other than SWM Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of SWM or any of the SWM Subsidiaries) are outstanding as of the date of this Agreement. No SWM Subsidiary owns any capital stock of SWM. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect to which SWM or any of the SWM Subsidiaries is a party with respect to the voting or transfer of SWM Common Stock, capital stock, or other voting or equity securities or ownership interests of SWM or granting any stockholder or other person any registration rights.

(b)           SWM owns, directly or indirectly, the numbers or percentages of issued and outstanding shares of capital stock or other equity ownership interests of each of the SWM Subsidiaries as set forth in Section 4.1(b) of the SWM Disclosure Schedules, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments, or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any SWM Subsidiary, or Contracts by which any SWM Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such SWM Subsidiary, or otherwise obligating any SWM Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.

4.3           Authority; No Violation.

(a)           Assuming the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate), SWM has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the SWM Board. The SWM Board has unanimously determined, at a meeting in which all SWM directors participated, that the Merger, on the terms and conditions set forth in this Agreement, is fair to, advisable, and in the best interests of SWM and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that the issuance of the SWM Common Stock constituting the Merger Consideration (the “SWM Share Issuance”) be submitted to SWM’s stockholders for approval at the SWM Meeting and has adopted a resolution to effect the foregoing. Assuming the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate), the affirmative vote of a majority of shares present in person or represented by proxy at the SWM Meeting and entitled to vote on the SWM Share Issuance is the only vote of the holders of any of SWM’s outstanding securities necessary in connection with the consummation of the Merger (the “Requisite SWM Vote”), and no other corporate proceedings on the part of SWM are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SWM and assuming due authorization, execution and delivery by Neenah and Merger Sub and the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate) constitutes a valid and binding obligation of SWM, enforceable against SWM in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). Assuming the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate), the SWM Common Stock to be issued in the Merger has been validly authorized (subject to the receipt of the Requisite SWM Vote), and when issued, such SWM Common Stock will be validly issued, fully paid and nonassessable, and no current or past stockholder of SWM will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by SWM, nor the consummation by SWM of the transactions contemplated hereby (including the Merger), nor compliance by SWM with any of the terms or provisions hereof, will (i) assuming the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate), violate any provision of the SWM Certificate or the SWM Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any SWM Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and assuming the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate), (x), violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to SWM or any of the SWM Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SWM or any of the SWM Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which SWM or any of the SWM Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SWM.

4.4           Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, under the HSR Act and any other consents, approvals, filings or registrations as may be required under any Competition Laws, (c) the filing of the Joint Proxy Statement and S-4 and the declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger and an annual report with respect to Merger Sub with the Secretary of State for the State of Delaware pursuant to the DGCL, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SWM Common Stock pursuant to this Agreement and the approval of the listing of such shares of SWM Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (y) the execution and delivery by SWM of this Agreement, or (z) the consummation by Merger Sub of the Merger and the other transactions contemplated hereby.

4.5           Reports. SWM and each of the SWM Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules, or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SWM. No Regulatory Agency has initiated or has pending any Proceeding or, to the knowledge of SWM, threatened in writing investigation into the business or operations of SWM or any of the SWM Subsidiaries since January 1, 2019, except where such Proceedings would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM. There (a) is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SWM or any of the SWM Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SWM or any of the SWM Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM.

4.6           Financial Statements.

(a)           The combined financial statements of SWM and the SWM Subsidiaries included (or incorporated by reference) in the SWM Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SWM and the SWM Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SWM and the SWM Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of SWM and the SWM Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2019, and are being, maintained in all material respects in accordance with GAAP. Since December 31, 2018, no independent public accounting firm of SWM has resigned (or informed SWM that it intends to resign) or been dismissed as independent public accountants of SWM as a result of or in connection with any disagreements with SWM on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM, neither SWM nor any of the SWM Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), required by GAAP to be included in the consolidated balance sheet of SWM or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SWM included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data, and information of SWM and the SWM Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of SWM and the SWM Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on SWM. SWM (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to SWM, including the SWM Subsidiaries, is made known to the chief executive officer and the chief financial officer of SWM by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to SWM’s outside auditors and the audit committee of the SWM Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SWM’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SWM’s internal controls over financial reporting. These disclosures were made in writing by management to SWM’s auditors and audit committee. There is no reason to believe that SWM’s chief executive officer and chief financial officer and, to the knowledge of SWM, as of the date hereof, SWM’s outside auditors, will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2019, (i) neither SWM or the SWM Subsidiaries, nor, to the knowledge of SWM, any director, officer, auditor, accountant, or Representative of SWM or any SWM Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or, to the knowledge of SWM oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of SWM or any SWM Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that SWM or any SWM Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing SWM or any SWM Subsidiary, whether or not employed by SWM or any SWM Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SWM or any SWM Subsidiary or any of their respective officers, directors, employees or agents to SWM Board or any committee thereof or the board of directors or similar governing body of any SWM Subsidiary or any committee thereof, or to the knowledge of SWM, to any director or officer of SWM or any SWM Subsidiary, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, either individually or in the aggregate, materially adverse to SWM and the SWM Subsidiaries, taken as a whole.

4.7            Financing. SWM has delivered to Neenah true and complete fully executed copies of the Commitment Letter, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than SWM) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect as of the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of SWM and, to the knowledge of SWM, the other parties thereto, subject to applicable Enforceability Exceptions. As of the date hereof and to the knowledge of SWM, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of SWM under any term, or a failure of any condition, of the Commitment Letter to provide the Financing. Assuming the satisfaction of the conditions set forth in ARTICLE VIII, SWM does not have any reasonable basis to believe that it will be unable to satisfy on a timely basis any term or condition of the Commitment Letter to provide the Financing required to be satisfied by it. There are no Contracts (other than customary fee letters, engagement letters and confidentiality letters, copies of which have been delivered to Neenah) relating to the commitments to provide the Financing to consummate the Merger. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter and assuming the satisfaction of the conditions set forth in ARTICLE VIII, the net proceeds contemplated from the Financing, together with the cash and cash equivalents of SWM will be sufficient for the satisfaction of SWM’s obligations under this Agreement.

4.8            Solvency. Assuming (a) the satisfaction of the conditions to SWM’s obligations to consummate the Merger and (b) the accuracy in all material respects of the representations and warranties set forth in ARTICLE III of this Agreement and, after giving effect to the transactions contemplated by this Agreement, any repayment or refinancing of debt required by the transactions contemplated in this Agreement and the payment of all related fees and expenses, SWM on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

4.9            Broker’s Fees. Except as set forth on Section 4.9 of the SWM Disclosure Schedules, neither SWM nor any SWM Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.10          Absence of Certain Changes or Events.

(a)             Since December 31, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM.

(b)            Except as set forth in Section 4.10(b) of the SWM Disclosure Schedules, since December 31, 2021, SWM and the SWM Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

4.11          Legal and Regulatory Proceedings.

(a)             Except as set forth in Section 4.11(a) of the SWM Disclosure Schedules and as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on SWM, neither SWM nor any of the SWM Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of SWM, threatened, legal, administrative, arbitral or other Proceedings or governmental or regulatory investigations of any nature against SWM or any of the SWM Subsidiaries or any of their current or former directors or executive officers (in their capacity as such) or, as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon SWM, any of the SWM Subsidiaries or the assets of SWM or any of the SWM Subsidiaries (or that, upon consummation of the Merger, would apply to SWM or any of its affiliates).

4.12          Taxes and Tax Returns.

(a)             Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWM:

(i)            each of SWM and the SWM Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete;

(ii)           neither SWM nor any of the SWM Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course of Business) nor has granted in writing any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii)          all Taxes of SWM and the SWM Subsidiaries (whether or not shown on any Tax Returns) that are due (other than Taxes being contested in good faith) have been fully and timely paid (taking into account all applicable extensions);

(iv)          each of SWM and the SWM Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v)           neither SWM nor any of the SWM Subsidiaries has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, claims, audits, examinations or other Proceedings regarding any Tax of SWM and the SWM Subsidiaries or the assets of SWM and the SWM Subsidiaries;

(vi)          no written claim has been made by any Governmental Entity in a jurisdiction where SWM or any of the SWM Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction; and

(vii)         neither SWM nor any of the SWM Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among SWM and the SWM Subsidiaries or (B) commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(b)            Neither SWM nor any of the SWM Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SWM or a SWM Subsidiary), or (ii) has any liability for the Taxes of any person (other than SWM or any of the SWM Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c)             Neither SWM nor any of the SWM Subsidiaries has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d)            Neither SWM nor any of the SWM Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)            At no time during the past five (5) years has SWM been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)            There are no Liens for Taxes on any of the assets of the SWM or any of the SWM Subsidiaries, except Liens for Taxes which are not yet due and payable or being contested in good faith.

4.13          Employees.

(a)             Each SWM Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “SWM Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all material equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment or other benefit plans, programs, Contracts, policies or arrangements with respect to which SWM or any SWM Subsidiary or any trade or business of SWM or any of the SWM Subsidiaries, whether or not incorporated, all of which together with SWM would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “SWM ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by SWM or any of the SWM Subsidiaries or any SWM ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of SWM or any of the SWM Subsidiaries or any SWM ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b)            The IRS has issued a favorable determination letter with respect to each SWM Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “SWM Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of SWM, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any SWM Qualified Plan or the related trust.

(c)            No SWM Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and none of SWM and the SWM Subsidiaries nor any SWM ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any such plan.

(d)            None of SWM and the SWM Subsidiaries nor any SWM ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan, and none of SWM and the SWM Subsidiaries nor any SWM ERISA Affiliate has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan.

(e)             Except as set forth on Section 4.13(e) of the SWM Disclosure Schedules, no SWM Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)             Except as would not reasonably be expected to be material to SWM and the SWM Subsidiaries, taken as a whole, all contributions required to be made to any SWM Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SWM Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SWM.

(g)            There are no pending or, to the knowledge of SWM, threatened Proceedings (other than claims for benefits in the Ordinary Course of Business) which have been asserted or instituted, and, to the knowledge of SWM, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the SWM Benefit Plans, any fiduciaries thereof with respect to their duties to the SWM Benefit Plans or the assets of any of the trusts under any of the SWM Benefit Plans that would reasonably be expected to result in any material liability of SWM or any of the SWM Subsidiaries to the U.S. Pension Benefit Guaranty Corporation, the IRS, the U.S. Department of Labor, any Multiemployer Plan, any participant in a SWM Benefit Plan, or any other party.

(h)            None of SWM and the SWM Subsidiaries nor any SWM ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the SWM Benefit Plans or their related trusts, SWM, any of the SWM Subsidiaries, any SWM ERISA Affiliate or any person that SWM or any of the SWM Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director, or other service provider of SWM or any of the SWM Subsidiaries, or result in any limitation on the right of SWM or any of the SWM Subsidiaries to amend, merge, terminate or receive a reversion of assets from any SWM Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by SWM or any of the SWM Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)             The transactions contemplated by this Agreement will not cause or require SWM or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k)             No SWM Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)              Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SWM, each SWM Benefit Plan that is mandated by applicable law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m)            SWM is in material compliance with all applicable laws respecting employees and service providers, including with respect to employment standards, occupational health and safety, human rights, labor relations and workers’ compensation.

(n)            There are no pending or, to SWM’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against SWM or any of the SWM Subsidiaries, or any strikes or other material labor disputes against SWM or any of the SWM Subsidiaries. Neither SWM nor any of the SWM Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SWM or any of the SWM Subsidiaries and, to the knowledge of SWM, there are no, and during the past three (3) years have not been any, organizing efforts or, to SWM’s knowledge, threatened organizing efforts, by any union or other group seeking to represent any employees of SWM or any of the SWM Subsidiaries. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SWM, SWM and each of the SWM’s Subsidiaries is, and have been at all times since December 31, 2018, in compliance with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

4.14          SWM Reports. SWM has previously made available to Neenah an accurate and complete copy of each (a) prospectus, report, schedule and proxy statement and any other form, statement or document filed with or furnished to the SEC since December 31, 2018 by SWM pursuant to the Securities Act or the Exchange Act (the “SWM Reports”) and (b) communication mailed by SWM to its stockholders since December 31, 2018, and no such SWM Report or communication, as of the date thereof (and, in the case of proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all SWM Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of SWM has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SWM Reports.

4.15          Compliance with Applicable Law.

(a)            SWM and each of the SWM Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SWM, and to the knowledge of SWM, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            SWM and each of the SWM Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws.

(c)            Without limitation, except as would not reasonably be expected to be material to SWM and the SWM Subsidiaries, taken as a whole, none of SWM, or any of the SWM Subsidiaries, or to the knowledge of SWM, any director, officer, employee, agent or other person acting on behalf of SWM or any of the SWM Subsidiaries has, directly or indirectly, (i) used any funds of SWM or any of the SWM Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SWM or any of the SWM Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anticorruption law, (iv) established or maintained any unlawful fund of monies or other assets of SWM or any of the SWM Subsidiaries, (v) made any fraudulent entry on the books or records of SWM or any of the SWM Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for SWM or any of the SWM Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SWM or any of the SWM Subsidiaries, or (vii) is currently subject to any United States sanctions administered by OFAC.

(d)            SWM maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of SWM, SWM has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SWM. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SWM.

4.16          Certain Contracts.

(a)            Except as set forth in Section 4.16(a) of the SWM Disclosure Schedules, as of the date hereof, neither SWM nor any of the SWM Subsidiaries is a party to or bound by any Contract, but excluding any SWM Benefit Plan:

(i)            that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           that contains a non-compete that materially restricts the conduct of any line of business by SWM or any of its affiliates or upon consummation of the Merger will materially restrict the ability of SWM or any of its affiliates to engage in any line of business or in any geographic region;

(iii)          that is material and obligates SWM or any of the SWM Subsidiaries, or will obligate SWM, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions, or that contains minimum use or supply requirements that are material in any respect to SWM, the SWM Subsidiaries and any affiliates;

(iv)          that is an indenture, credit agreement, loan agreement, security agreement, guarantee (other than performance guarantees), note, mortgage or other agreement or commitment (other than any purchase money security interest) that provides for or relates to any indebtedness of SWM or any of the SWM Subsidiaries, including any sale and leaseback transactions and other similar financing arrangements (but excluding capitalized leases), in each case with respect to a principal amount of $5,000,000 or more;

(v)           pursuant to which the SWM or any of the SWM Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to the SWM, other than licenses with respect to software that is generally commercially available;

(vi)          that is a settlement, consent or similar agreement and contains any material continuing obligations of the SWM or any of the SWM Subsidiaries;

(vii)         that relates to a material joint venture, partnership or similar relationship (other than any such agreement solely between or among SWM and its wholly-owned SWM Subsidiaries);

(viii)        that is an acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by SWM or any SWM Subsidiary of future payments in excess of $2,000,000;

(ix)          that is a Contract (or form thereof and a list of the parties thereto) between SWM or any SWM Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly-owned SWM Subsidiary) of SWM or any SWM Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(x)           that includes a material indemnification obligation of SWM or any of the SWM Subsidiaries which was granted outside of the Ordinary Course of Business;

(xi)          that contains a put, call or similar right pursuant to which SWM or any SWM Subsidiary could be required to sell, as applicable, any equity interests of any person or material amount of assets; or

(xii)         that provides any current employees, officers or directors of SWM or any SWM Subsidiary with annual base compensation in excess of $250,000 (and pursuant to which such employee would be entitled to severance compensation in excess of 50% of such individual’s annual base compensation), other than Contracts that are terminable without penalty or notice or employment Contracts entered into on standard forms provided by foreign Governmental Entities.

Each Contract of the type described in this Section 4.16(a), whether or not set forth in the SWM Disclosure Schedules, is referred to herein as a “SWM Material Contract.”

(b)            (i)  Each SWM Material Contract is valid and binding on SWM or one of the SWM Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SWM, (ii) SWM and each of the SWM Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each SWM Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SWM, (iii) to the knowledge of SWM, each third-party counterparty to each SWM Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such SWM Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SWM, (iv) neither SWM nor any of the SWM Subsidiaries has knowledge of, or has received notice of, any violation of any SWM Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default on the part of SWM or any of the SWM Subsidiaries or, to the knowledge of SWM, any other party thereto, of or under any such SWM Material Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SWM.

4.17          Environmental Matters.

(a)             Except as set forth in Section 4.17(a) of the SWM Disclosure Schedules and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM, SWM and the SWM Subsidiaries are in compliance, and have complied, with all Environmental Laws, and possess all permits, licenses and other authorizations required under applicable Environmental Laws and are in compliance with the terms thereof.

(b)            SWM and the SWM Subsidiaries are not the subject of any outstanding orders, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or other similar written agreement with, any Governmental Entity under Environmental Laws which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWM, and there are no civil, criminal or administrative actions or other Proceedings, pending or, to the knowledge of SWM, threatened against SWM or any of the SWM Subsidiaries, in each case under Environmental Law, which, if determined adversely to SWM or any of the SWM Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWM.

(c)            SWM and the SWM Subsidiaries have not released or disposed of any Hazardous Substances in violation of any Environmental Law and in a manner or condition that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWM.

4.18          Real Property.

(a)            SWM or a SWM Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the SWM Reports as being owned by SWM or a SWM Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) (the “SWM Owned Properties”), free and clear of all material Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such SWM Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the SWM Owned Properties, the “SWM Real Property”), free and clear of all material Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of SWM, the lessor. There are no pending or, to the knowledge of SWM, threatened condemnation Proceedings against the SWM Real Property. Other than the SWM Owned Properties, neither SWM nor the SWM Subsidiaries own any real property.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM, SWM and the SWM Subsidiaries, as applicable, have (i) Rights-of-Way that are sufficient to conducts its business in substantially the same manner as currently conducted and subject to the limitations, qualifications, reservations and encumbrances contained, in any of such report filed prior to the date hereof and (ii) fulfilled and performed all their respective material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

4.19          Intellectual Property. SWM and each of the SWM Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SWM: (a) (i) to the knowledge of SWM, the use of any Intellectual Property by SWM and the SWM Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which SWM or any SWM Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to SWM that SWM or any of the SWM Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of SWM, no person is challenging, infringing on or otherwise violating any right of SWM or any of the SWM Subsidiaries with respect to any Intellectual Property owned by and/or licensed to SWM or the SWM Subsidiaries, and (c) neither SWM nor any SWM Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by SWM or any SWM Subsidiary, and SWM and the SWM Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by SWM and the SWM Subsidiaries.

4.20          Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SWM or any of the SWM Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SWM or any of the SWM Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding SWM Common Stock (or any of such person’s immediate family members or affiliates) (other than the SWM Subsidiaries) on the other hand, of the type required to be reported in any SWM Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein. None of SWM, Merger Sub or any of their respective Subsidiaries or affiliates beneficially owns (as defined in Section 203 of the DGCL) any shares of Neenah Common Stock, except pursuant to this Agreement.

4.21          State Takeover Laws. The SWM Board has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of the representation and warranty in Section 3.26 and that no stockholder of Neenah is an “interested stockholder” of SWM (as such term is defined in Section 203 of the DGCL) or an “Interested Stockholder” of SWM (as such term is defined in the SWM Certificate), has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.22          Reorganization. SWM has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23          Opinion. Prior to the execution of this Agreement, the SWM Board has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from J.P. Morgan Securities LLC, to the effect that as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to SWM. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24          SWM Information. The information relating to SWM and the SWM Subsidiaries or that is provided by SWM or the SWM Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement and S-4 (except for such portions thereof that relate only to Neenah or any of Neenah Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Joint Proxy Statement and S-4 (except for such portions thereof that relate only to Neenah or any of Neenah Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SWM, (a) SWM and the SWM Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SWM reasonably has determined to be prudent and consistent with industry practice, and SWM and the SWM Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of SWM and the SWM Subsidiaries, SWM or the relevant SWM Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by SWM or any of the SWM Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither SWM nor any of the SWM Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26          Data Protection.

(a)             Except as would not reasonably be likely to result, individually or in the aggregate, in a Material Adverse Effect on SWM, SWM and the SWM Subsidiaries are in compliance with the Data Protection Requirements and all anti-spam laws. SWM and the SWM Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices designed to ensure the confidentiality, privacy and security of Personal Data and compliance with anti-spam laws.

(b)            Since January 1, 2019, to the knowledge of SWM, no third party has gained unauthorized access to or misused any Personal Data or IT Assets used in the operation of the business of SWM or any of the SWM Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of SWM and the SWM Subsidiaries that would result in, individually or in the aggregate, a Material Adverse Effect on SWM, or (ii) a duty to notify any person except as would not reasonably be likely, either individually or in the aggregate, to result in a Material Adverse Effect on SWM. SWM and the SWM Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and reasonably free from Malicious Code. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on SWM, the IT Assets used by SWM or any of the SWM Subsidiaries are (i) free from Malicious Code and (ii) have not, since January 1, 2019, experienced any material failure or malfunction.

4.27          Warranties; Products. Since January 1, 2019, there have been no product liability claims or recalls that would result in a material liability of SWM and the SWM Subsidiaries. No product designed, manufactured, assembled, marketed, repaired, sold, leased, delivered, installed or otherwise distributed by SWM or any of the SWM Subsidiaries has deviated from SWM’s or such SWM Subsidiary’s applicable written standard warranty terms and conditions in a manner that materially increased the obligations of SWM or such SWM Subsidiary with respect thereto.

4.28          Stock Ownership. Neither SWM nor Merger Sub is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Neenah.

4.29          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by SWM in this ARTICLE IV, neither SWM nor any other person makes any express or implied representation or warranty with respect to SWM, the SWM Subsidiaries (other than Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SWM hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SWM nor any other person makes or has made any representation or warranty to Neenah or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SWM, any of the SWM Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by SWM in this ARTICLE IV, any oral or written information presented to Neenah or any of its affiliates or Representatives in the course of their due diligence investigation of SWM, the negotiation of this Agreement or in the course of the transactions contemplated hereby (including as to the accuracy or completeness thereof).

(b)            SWM acknowledges and agrees that neither Neenah nor any other person has made or is making, and SWM is not relying upon, any express or implied representation or warranty (including as to the accuracy or completeness of any information provided to SWM) other than those contained in ARTICLE III.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub hereby represents and warrants to Neenah as follows:

5.1            Organization; Good Standing and Qualification. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

5.2            Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and non-assessable and are owned directly by SWM, free and clear of all Liens. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.3            Corporate Authorization. Merger Sub has all requisite corporate power and authority and, other than the adoption of this Agreement by SWM as the sole stockholder of Merger Sub, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and assuming due authorization, execution and delivery by Neenah and SWM constitutes a valid and binding obligation of Merger, enforceable against Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

5.4            Non-contravention. The execution, delivery and performance of this Agreement by Merger Sub does not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Merger Sub.

5.5            No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Merger Sub in this ARTICLE V, neither Merger Sub nor any other person makes any express or implied representation or warranty with respect to Merger Sub or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Merger Sub hereby disclaims any such other representations or warranties (including as to the accuracy or completeness thereof).

(b)            Merger Sub acknowledges and agrees that neither Neenah nor any other person has made or is making, and Merger Sub is not relying upon, any express or implied representation or warranty (including as to the accuracy or completeness of any information provided to Merger Sub) other than those contained in ARTICLE III.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1            Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Neenah Disclosure Schedules or the SWM Disclosure Schedules), required by law (including actions taken that are reasonably necessary to comply with COVID-19 Measures) or as consented to in writing by the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), each of Neenah and SWM shall, and shall cause each of its respective Subsidiaries to, conduct its business in the Ordinary Course of Business in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or materially delay the ability of either Neenah or SWM to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, that no action or inaction by SWM or Neenah with respect to the matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this Section 6.1 unless such action would constitute a breach of such other provision of Section 6.2.

6.2            Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 6.2 of the SWM Disclosure Schedules or Neenah Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law (including actions taken that are reasonably necessary to comply with COVID-19 Measures), neither SWM nor Neenah shall, and neither SWM nor Neenah shall permit any of their respective Subsidiaries to, without the prior written consent of the other Parties to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            incur, assume, guarantee, or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the Ordinary Course of Business under any revolving credit facility, settlement facility, commercial paper program, or other line of credit existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement and the amendment or replacement contains customary commercial terms consistent in all material respects with the existing facility), (iii) guarantees by Neenah or any direct or indirect wholly-owned Neenah Subsidiary of indebtedness of Neenah, or any other direct or indirect wholly-owned Neenah Subsidiary, (iv) guarantees by SWM or any direct or indirect wholly-owned SWM Subsidiary of indebtedness of SWM or any other direct or indirect wholly-owned SWM Subsidiary, (v) any indebtedness incurred to refinance, roll-over, replace, or renew any indebtedness existing on the date of this Agreement, so long as, in each case, (A) the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled-over, replaced or renewed (plus accrued interest, and a reasonable amount of premium, fees and expenses incurred in connection with such refinancing), and (B) such indebtedness is on customary commercial terms consistent in all material respects with the indebtedness being refinanced, rolled-over, replaced or renewed, (vi) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the Ordinary Course of Business, (vii) interest, exchange rate and commodity swaps, options, futures, forward Contracts and similar derivatives or other hedging Contracts (A) not entered for speculative purposes and (B) entered into in the Ordinary Course of Business and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement, and (viii) indebtedness incurred under the Commitment Letter, and other indebtedness incurred by mutual agreement of Neenah and SWM;

(b)            adjust, split, combine or reclassify any capital stock;

(c)            make, declare, pay, or set a record date for any dividend (whether in cash, stock or property or any combination thereof), or any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (i) regular quarterly cash dividends by Neenah at a rate per share of Neenah Common Stock consistent with the prior quarter’s cash dividend, (ii) regular quarterly cash dividends by SWM at a rate per share of SWM Common Stock consistent with the prior quarter’s cash dividend, (iii) dividends paid by any of the Subsidiaries of each of SWM and Neenah to SWM or Neenah or any of their wholly-owned Subsidiaries, respectively, or dividends paid by any of their respective non-wholly owned Subsidiary joint ventures in the Ordinary Course of Business as required by any joint venture agreements in effect as of the date of this Agreement, or (iv) the acceptance of shares of Neenah Common Stock or SWM Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

(d)            grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares, or other equity-based awards or interests, or grant any person any right to acquire securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in Neenah or SWM, or their respective Subsidiaries;

(e)            issue, sell, transfer, encumber, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, in each case, other than pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of this Agreement in accordance with their terms;

(f)            sell, lease, exchange, transfer, mortgage, encumber (other than Permitted Liens), or otherwise dispose of any of its properties or assets in excess of $20,000,000 in the aggregate to any individual, corporation, or other entity other than a wholly-owned Subsidiary, or cancel, release, or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the Ordinary Course of Business or pursuant to Contracts in force at the date of this Agreement;

(g)            make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person, in each case, other than a wholly-owned Neenah Subsidiary or SWM Subsidiary, as applicable, investments or acquisitions not in excess of $20,000,000 in the aggregate, or inventory, equipment, consumables or other similar assets in the Ordinary Course of Business;

(h)            (i) except in the Ordinary Course of Business, terminate, materially amend, or waive any material provision of, any Neenah Material Contract or SWM Material Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities or material Contracts, other than normal renewals of Contracts without material adverse changes of terms with respect to Neenah or SWM, as the case may be, or (ii) enter into any Contract that would constitute a Neenah Material Contract or SWM Material Contract, as the case may be, under clause (i), clause (ii), or clause (iii) of the definition thereof, if it were in effect on the date of this Agreement;

(i)            except as required under applicable law or the terms of any Neenah Benefit Plan or SWM Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt, or terminate any employee benefit or compensation plan, program, policy, or arrangement for the benefit or welfare of any current or former employee, officer, director, or individual consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant other than in the Ordinary Course of Business, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director, or individual consultant (other than (y) in connection with a promotion or change in responsibilities, or (z) in the Ordinary Course of Business with respect to any non-officer employee), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than any bonuses or similar that are earned and paid prior to the Effective Time, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement, or similar agreement or arrangement with any director, officer or employee at or above the vice-president level, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $250,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) annual base salary or wage rate greater than $250,000;

(j)            settle any Proceeding (other than any Proceeding with respect to Taxes, which is governed by subsection (q) below, or any litigation in connection with the Merger), except any Proceeding involving solely monetary remedies in an amount not in excess of $2,000,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries;

(k)            incur or commit to make capital expenditures or development expenses in excess of $10,000,000 above the amounts set forth in the Neenah budget and the SWM budget, as applicable, made available to the other Parties, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures on an emergency basis for the safety of individuals who perform work for SWM or Neenah, or their respective Subsidiaries, as applicable (provided that each of SWM or Neenah shall provide the other Party with prompt notice of any such emergency expenditure);

(l)            recognize any labor union, works council or other labor organization as the bargaining representative of any employees;

(m)            take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(n)            amend any Party’s certificate of incorporation, bylaws, or comparable governing documents of its Significant Subsidiaries (in each case, other than ministerial changes);

(o)            merge or consolidate any Party or any of its Significant Subsidiaries with any other person, or restructure, reorganize, or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings, or reorganizations solely between or among its wholly-owned Subsidiaries);

(p)            enter into any new line of business or discontinue any existing line of business;

(q)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment, or dispute or surrender any material right to claim a refund of Taxes; or

(r)            agree to take, make any commitment to take, or adopt any resolutions of Neenah Board or SWM Board, as applicable, or any similar governing body in support of, any of the actions prohibited by this Section 6.2, except as expressly permitted elsewhere by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1            Regulatory Matters.

(a)            Promptly after the date of this Agreement, SWM and Neenah shall prepare and file with the SEC the Joint Proxy Statement, and SWM shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. SWM and Neenah shall each use reasonable best efforts to make such filings within forty-five (45) days after the date of this Agreement. Each of SWM and Neenah shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and SWM and Neenah shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. SWM shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Neenah shall furnish all information concerning Neenah and the holders of Neenah Common Stock as may be reasonably requested in connection with any such action.

(b)            The Parties shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof, (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement, unless otherwise agreed by SWM and Neenah), (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions, and filings, to obtain as promptly as practicable all material permits, consents, approvals, clearances, and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities, and (iv) seek to avoid or prevent the initiation of any Proceeding challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)            Each Party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the Parties’ reasonable best efforts, each of SWM and the SWM Subsidiaries and Neenah and the Neenah Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby or to avoid the consequences in Section 7.1(b)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”), and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses, or interest therein (collectively, a “Remedy”), provided that (x) no such Divestiture or Remedy shall be required if such Divestiture or Remedy, individually or in the aggregate with any other Divestiture or Remedy, would reasonably be expected to be material and adverse to SWM and its Subsidiaries, taken as a whole (after giving effect to the Merger, and including the projected synergies expected to result therefrom), and (y) neither SWM nor Neenah nor any of their respective Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time. SWM and Neenah agree to use reasonable best efforts to: (A) oppose or defend against any Proceeding to prevent or enjoin the consummation of the Merger; or (B) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any Proceeding in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(d)            If SWM or Neenah or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such Party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties (to the extent permitted under applicable law), an appropriate response in substantial compliance with such request. If SWM or Neenah receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then SWM or Neenah will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between SWM and Neenah. SWM and Neenah shall consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

(e)            Each Party shall promptly notify the other Parties of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable law, furnish the other Parties promptly with all communications received from any Governmental Entity and permit the other Parties to review in advance, and consider in good faith the other Parties’ comments to, any proposed communication, filing or submission by such Party to any Governmental Entity. The Parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other Parties may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 7.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of SWM’s or Neenah’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the Parties may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 7.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials. SWM and Neenah shall (to the extent permitted under applicable law) consult with the other Parties in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any Proceeding in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other Parties the opportunity to attend and participate in such meetings, discussions and teleconferences. The Parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable law in connection with this Agreement or the transactions contemplated by this Agreement.

(f)            SWM shall not, and shall cause the SWM Subsidiaries not to, and Neenah shall not, and shall cause the Neenah Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances, or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(g)            SWM and Neenah shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of SWM, Neenah or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

7.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws, each of SWM and Neenah, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other Parties, access, during normal business hours on reasonable advance notice during the period prior to the Effective Time or earlier termination of this Agreement, to all its properties, books, Contracts, commitments, personnel, information technology systems, and records (other than any such records or matters that relate (i) to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or (ii) any Acquisition Proposal, Superior Proposal, Neenah Intervening Event or SWM Intervening Event, as applicable, the disclosure of which shall be governed by Section 7.3 and Section 7.13), and each shall cooperate with the other Parties in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of SWM and Neenah shall, and shall cause its respective Subsidiaries to, make available to the other Parties all information concerning its business, properties and personnel as such Party may reasonably request. Neither SWM nor Neenah nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of SWM’s or Neenah’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement among the Parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Without limiting the generality of the foregoing, from the date hereof through the Closing Date or earlier termination of this Agreement, and consistent with the performance of their day-to-day operations and obligations hereunder, and the continuous operation of the Parties and their respective Subsidiaries in the Ordinary Course of Business, and subject to any requirements under applicable law, each Party shall use reasonable best efforts to cause its and its Subsidiaries’ employees and officers to take reasonable actions and assist the other Parties in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by the Parties. No Party nor any of its Subsidiaries shall be required to take any action under this Section 7.2 if such action would unduly disrupt its business.

(c)            Each of SWM and Neenah shall hold all information furnished by or on behalf of the other Parties or any of such Parties’ Subsidiaries or Representatives pursuant to Section 7.2 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement amended on November 30, 2021, between SWM and Neenah (as amended, the “Confidentiality Agreement”).

(d)            No investigation by the Parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other Parties prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e)            No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories, or other personnel information that in the other Party’s good faith opinion the disclosure of which would reasonably be expected to subject the other Party or any of its Subsidiaries to risk of liability.

(f)            Neither SWM nor Neenah shall be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any other Party’s or its Subsidiary’s facility without the prior written consent of such other Party (which may be granted or withheld in such other Party’s sole discretion).

7.3            Stockholders’ Approvals. Each of SWM and Neenah shall call a meeting of its stockholders (the “SWM Meeting” and the “Neenah Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Neenah Vote and the Requisite SWM Vote and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Neenah and SWM shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of SWM and Neenah agrees (i) to provide the other Party with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the SWM Meeting or Neenah Meeting, as applicable) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to the other party one (1) day prior to, and on the date of, the SWM Meeting or Neenah Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Neenah Vote or the Requisite SWM Vote have been obtained. Each of SWM and Neenah, and the SWM Board and Neenah Board, as applicable, shall use its reasonable best efforts to obtain from the stockholders of SWM and Neenah, as applicable, the Requisite SWM Vote and the Requisite Neenah Vote, as applicable, including, unless a Recommendation Change has been made pursuant to, and in compliance with, the following sentence by communicating to the respective stockholders of SWM and Neenah the SWM Board Recommendation and Neenah Board Recommendation, as applicable, and each of SWM and Neenah, and the SWM Board and Neenah Board, as applicable, shall not (A) withhold, withdraw, modify or qualify in a manner adverse to the other Parties the SWM Board Recommendation, in the case of SWM, or Neenah Board Recommendation, in the case of Neenah, (B) fail to make the SWM Board Recommendation, in the case of SWM, or Neenah Board Recommendation, in the case of Neenah, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (I) recommend against any Acquisition Proposal or (II) reaffirm the SWM Board Recommendation, in the case of SWM, or Neenah Board Recommendation, in the case of Neenah, in each case within ten (10) business days (or such fewer number of days as remains prior to the SWM Meeting or Neenah Meeting, as applicable) after an Acquisition Proposal is made public, or (E) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). Notwithstanding anything to the contrary herein, the SWM Board or Neenah Board may effect a Recommendation Change, as applicable, if and only if (i)(A) SWM or Neenah, as applicable, has received an Acquisition Proposal after the date of this Agreement that did not result from a material breach of Section 7.13 (and such proposal is not withdrawn) and the SWM Board or Neenah Board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes a Superior Proposal or (B)(1) in the case of SWM, a SWM Intervening Event shall have occurred and the SWM Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the SWM Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (2) in the case of Neenah, a Neenah Intervening Event shall have occurred and Neenah Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make Neenah Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) SWM gives Neenah, in the case of the SWM Board, or Neenah gives SWM, in the case of Neenah Board, at least four (4) business days’ prior written notice of its intention to take such action (such period, as it may be extended by delivery of any subsequent notices, the “notice period”) (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Recommendation Change) and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (A) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of any third party making, any such Acquisition Proposal and any amendment or modification thereof or (B) in the case of a SWM Intervening Event or a Neenah Intervening Event, as applicable, the nature of the SWM Intervening Event or Neenah Intervening Event, as applicable, in reasonable detail) and (iii) at the end of such notice period, each of the SWM Board or Neenah Board, as applicable, takes into account any amendment or modification to this Agreement proposed by Neenah, in the case of the SWM Board (which shall be negotiated in good faith by SWM), or by SWM, in the case of Neenah Board (which shall be negotiated in good faith by Neenah), and after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that a failure to effect a Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3, except that references to “four (4) business days” shall be deemed to be references to “two (2) business days.” SWM or Neenah shall adjourn the SWM Meeting or Neenah Meeting, as the case may be, from time to time, (x) to allow time for the filing and dissemination of any supplemental or amended disclosure document that Neenah Board or SWM Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law or (y) if, as of the time for which such meeting is originally scheduled there are insufficient shares of SWM Common Stock or Neenah Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Neenah or SWM, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Neenah Vote or the Requisite SWM Vote; provided, that unless otherwise agreed by the Parties, Neenah Meeting or the SWM Meeting, as applicable, shall not be adjourned to a date that is more than twenty (20) business days after the date for which Neenah Meeting or SWM Meeting, as applicable, was originally scheduled. Each of Neenah and SWM (in consultation with each other) shall set a single record date for persons entitled to notice of, and to vote at, Neenah Meeting and SWM Meeting, as applicable, and shall not change such record date (whether in connection with Neenah Meeting or SWM Meeting or any adjournment thereof) without the prior written consent of the other Party. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (1) the SWM Meeting shall be convened and this Agreement shall be submitted to the stockholders of SWM at the SWM Meeting and (2) Neenah Meeting shall be convened and this Agreement shall be submitted to the stockholders of Neenah at Neenah Meeting, and nothing contained herein shall be deemed to relieve either SWM or Neenah of such obligation.

7.4            Legal Conditions to Merger. Subject in all respects to Section 7.1 of this Agreement, each of SWM and Neenah shall, and shall cause the SWM Subsidiaries and the Neenah Subsidiaries, as applicable, to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all laws that may be imposed on such Party or the SWM Subsidiaries or Neenah Subsidiaries, as applicable, with respect to the Merger and, subject to the conditions set forth in ARTICLE VIII, to consummate the transactions contemplated by this Agreement.

7.5            Stock Exchange Listing. SWM shall cause the shares of SWM Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

7.6            Employee Benefit Plans.

(a)            SWM agrees to honor in accordance with their terms all SWM Benefit Plans and Neenah Benefit Plans. In order to further an orderly transition and integration, SWM and Neenah shall cooperate in good faith in reviewing, evaluating and analyzing the SWM Benefit Plans and Neenah Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the SWM Benefit Plans or Neenah Benefit Plans, as applicable, that will apply with respect to employees of SWM and the SWM Subsidiaries after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable law, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by SWM Benefit Plans, on the one hand, and those covered by Neenah Benefit Plans, on the other hand, at the Effective Time. Until such time as the New Benefit Plans are determined and/or established, those individuals who were employed by Neenah or a Neenah Subsidiary immediately prior to the Effective Time (the “Legacy Neenah Employees”) will participate in Neenah Benefit Plans (to the extent eligible in accordance with the terms thereof) and those individuals who were employed by SWM or a SWM Subsidiary immediately prior to the Effective Time (the “Legacy SWM Employees”) will participate in SWM Benefit Plans (to the extent eligible in accordance with the terms thereof), in each case while employed by SWM and the SWM Subsidiaries (including, for the avoidance of doubt, employment by Neenah or a Neenah Subsidiary after the Effective Time) and subject to the terms of such plans, and it is understood and agreed that participation in New Benefit Plans may commence on different dates following the Effective Time for different plans. Notwithstanding the foregoing, from the Effective Time until the first anniversary thereof (the “Continuation Period”), SWM or the SWM Subsidiaries shall provide to each Legacy Neenah Employee and each Legacy SWM Employee, during the portion of the Continuation Period that each such employee remains employed by SWM or the SWM Subsidiaries, (i) at least the same annual base salary or wage rate provided to such employee by Neenah or a Neenah Subsidiary (in the case of a Legacy Neenah Employee) or SWM or a SWM Subsidiary (in the case of a Legacy SWM Employee), immediately prior to the Effective Time, (ii) at least the same cash bonus or other short-term cash incentive opportunities provided to such employee by Neenah or a Neenah Subsidiary (in the case of a Legacy Neenah Employee) or SWM or a SWM Subsidiary (in the case of a Legacy SWM Employee), in respect of the fiscal year in which the Effective Time occurs, and (iii) employee benefits (including without limitation, retirement, vacation, health and welfare and fringe benefits) that are no less favorable, in the aggregate, than those benefits provided by Neenah or a Neenah Subsidiary immediately prior to the Effective Time; provided, however that, the obligations of SWM and the SWM Subsidiaries set forth in the foregoing shall not apply to compensation changes made by SWM and the SWM Subsidiaries which are applicable to all employees of SWM and the SWM Subsidiaries or which treat all employees of SWM and the SWM Subsidiaries in the same manner. In addition, any legacy Neenah employee or legacy SWM employee, as applicable, whose employment is involuntarily terminated during the Continuation Period and who does not have a contractual entitlement to severance or termination benefits shall be eligible for the same severance that such employee would have been provided by Neenah or SWM, as applicable, immediately prior to the Effective Time.

(b)            With respect to any New Benefit Plans in which any Legacy Neenah Employees or Legacy SWM Employees first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, SWM shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous SWM Benefit Plan or Neenah Benefit Plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time in the Ordinary Course of Business (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a SWM Benefit Plan or Neenah Benefit Plan (to the same extent that such credit was given under the analogous SWM Benefit Plan or Neenah Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employee first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with SWM or Neenah, as applicable, and their respective Subsidiaries (and any predecessor entities), for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous SWM Benefit Plan or Neenah Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)            If requested by SWM in writing delivered to Neenah not less than ten (10) business days before the Closing Date, Neenah Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Neenah, Inc. Retirement Plan (the “Neenah 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If SWM requests that Neenah 401(k) Plan be terminated, (i) Neenah shall provide SWM with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by SWM) not later than five (5) days immediately preceding the Closing Date and (ii) the continuing employees of Neenah and the Neenah Subsidiaries shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by SWM or one of the SWM Subsidiaries (the “SWM 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. SWM and Neenah shall take any and all actions as may be required, including amendments to Neenah 401(k) Plan and/or the SWM 401(k) Plan, to permit the continuing employees of Neenah and the Neenah Subsidiaries who are then actively employed to make rollover contributions to the SWM 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from Neenah 401(k) Plan.

(d)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of SWM or Neenah or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Neenah, SWM or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Neenah, SWM or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of SWM or Neenah or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Neenah Benefit Plan, SWM Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of SWM or any of the SWM Subsidiaries or affiliates to amend, modify or terminate any particular Neenah Benefit Plan, SWM Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of SWM or Neenah or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)            SWM, Merger Sub and Neenah acknowledge and agree that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under Neenah Benefit Plans and SWM Benefit Plans identified in Section 7.6(e) of the Neenah Disclosure Schedules and the SWM Disclosure Schedules and (ii) as a result of the Merger, the individuals identified in Section 7.6(e) of the Neenah Disclosure Schedules and the SWM Disclosure Schedules will be deemed to have experienced a “Good Reason” event (or concept of similar import) as defined under any SWM Benefit Plans, as applicable.

7.7            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, SWM shall cause the Surviving Entity, to the fullest extent the Surviving Entity is permitted under applicable law, to indemnify and hold harmless and advance expenses as incurred, in each case to the extent (subject to applicable law) contemplated as of the date of this Agreement pursuant to Neenah Certificate, Neenah Bylaws, the governing or organizational documents of any Neenah Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.7 of the Neenah Disclosure Schedules (collectively, the “Neenah Organizational Documents”), each present and former director, officer or employee of Neenah or any Neenah Subsidiary (in each case, when acting in such capacity) (collectively, the “Neenah Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether arising before or after the Effective Time, arising out of or related the fact that such person is or was a director, officer or employee of Neenah or any Neenah Subsidiary and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, if required by applicable law, any Neenah Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Neenah Indemnified Party is not entitled to indemnification.

(b)            For a period of six (6) years after the Effective Time, SWM shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Neenah (provided that SWM may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that SWM shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Neenah for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then SWM shall cause to be maintained policies of insurance which, in SWM’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, SWM or Neenah, in consultation with each other, may (and at the request of SWM, Neenah shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Neenah’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)            The provisions of this Section 7.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Neenah Indemnified Party. If SWM or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, SWM will cause proper provision to be made so that the successors and assigns of SWM will expressly assume the obligations set forth in this Section 7.7.

7.8            Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a SWM Subsidiary, on the one hand, and a Neenah Subsidiary, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of the Parties to the Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SWM.

7.9            Advice of Changes. SWM and Neenah shall each promptly advise the other Parties of any effect, change, event, circumstance, condition, occurrence or development known to it (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (b) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VIII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.9 or the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or Section 8.3 to be satisfied, subject to any right to cure as provided herein; and provided, further, that the delivery of any notice pursuant to this Section 7.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

7.10            Dividends. Between the date of this Agreement and the Effective Time, each of SWM and Neenah shall coordinate with the other regarding the declaration of any dividends in respect of SWM Common Stock and Neenah Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Neenah Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Neenah Common Stock and any shares of SWM Common Stock any such holder receives in exchange therefor in the Merger.

7.11            Stockholder Litigation. Each Party shall give the other Parties prompt notice of any Proceeding by any Governmental Entity or other Person that is commenced or threatened and that question the validity or legality of the Merger or seeks damages or an injunction therewith, including stockholder litigation, and shall give the other Parties the opportunity to participate (at each such other Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other Parties the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall agree to settle any such litigation without the other Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.12            Corporate Governance.

(a)            Prior to the Effective Time, the SWM Board shall take all actions necessary to adopt the SWM Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time. SWM shall take all actions necessary to cause the SWM Board, as of the Effective Time and in accordance with the SWM Bylaw Amendment, to consist, as of the Effective Time, of nine (9) directors (i) five (5) of whom shall be persons designated by SWM and (ii) four (4) of whom shall be persons designated by Neenah. The five (5) directors designated by SWM shall be selected from among the current independent directors of SWM as of the date hereof (each a “SWM Director”), which shall include Mr. John Rogers, and the four (4) directors designated by Neenah shall be selected from among the current directors of Neenah as of the date hereof (each a “Neenah Director”), which shall include Ms. Julie Schertell. SWM and Neenah will use their respective reasonable best efforts to (y) select the SWM Directors and Neenah Directors in accordance with this Section 7.12(a), and (z) determine, in consultation with each other, the classes on the SWM Board in which each Neenah Director and SWM Director will serve as of the Effective Time (which classes shall be allocated as evenly as possible among the SWM Directors and Neenah Directors), in each case on or prior to the date that is seven (7) days prior to the anticipated mailing date of the Joint Proxy Statement; provided, that, the Parties acknowledge and agree that one (1) Neenah Director will serve in the class of directors standing for election at the next annual meeting of SWM stockholders following the Effective Time, two (2) Neenah Directors will serve in the class of directors standing for election at the second annual meeting of SWM stockholders following the Effective Time, and Ms. Schertell will serve in the class of directors standing for election at the third annual meeting of SWM stockholders following the Effective Time.

(b)            In accordance with the SWM Bylaw Amendment, effective as of the Effective Time, Mr. John Rogers will serve as Non-Executive Chairman of the SWM Board and Ms. Julie Schertell will serve as the Chief Executive Officer of SWM. SWM and Neenah will consult with each other after the date hereof regarding the selection of other individuals to serve as executive officers of SWM as of the Effective Time. Prior to the Effective Time, SWM shall take all actions necessary or appropriate to cause the resignation of the directors serving on the SWM Board who are not SWM Directors (it being understood that such resignation shall not constitute a voluntary termination with respect to any director of SWM or its Subsidiaries) to become effective immediately prior to, but conditioned on, the Effective Time (pursuant to written resignation letters, copies of which will be provided to Neenah) such that, after giving effect to such resignations, the SWM Board shall consist of the SWM Directors and the Neenah Directors.

(c)            In accordance with the SWM Bylaw Amendment, effective as of the Effective Time, SWM shall take all actions necessary to cause the SWM Board to have the following three (3) standing committees: (i) Audit Committee, (ii) Compensation Committee, and (iii) the Nominating and Governance Committee (collectively, the “Committees”). The Chairperson of the Audit Committee and the Compensation Committee shall each be a SWM Director, and the Chairperson of the Nominating and Governance Committee shall be a Neenah Director. The composition and size of each such Committee shall be determined by the SWM Directors and the Neenah Directors prior to or promptly following the Effective Time; provided, that each Committee shall have at least one (1) Neenah Director.

(d)            Effective as of the Effective Time, SWM’s headquarters will be in Alpharetta, Georgia.

(e)            SWM shall change the name and the NYSE ticker symbol of SWM to such new name and ticker symbol as mutually agreed upon by the Parties, which change may occur as of or after the Effective Time.

7.13            Acquisition Proposals.

(a)            Each Party agrees that it will not, and will cause each of its Subsidiaries and its and its Subsidiaries’ respective executive officers and directors, and will use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 7.13 or solely to clarify whether any such inquiry or offer constitutes an Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite SWM Vote, in the case of SWM, or the Requisite Neenah Vote, in the case of Neenah, a Party receives an unsolicited bona fide written Acquisition Proposal that the Board of Directors of such Party determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) is, or is reasonably likely to lead to, a Superior Proposal, such Party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the Acquisition Proposal; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each Party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Neenah or SWM, as applicable, with respect to any Acquisition Proposal. Each Party will promptly (within twenty-four (24) hours) advise the other Parties following receipt by such Party of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other Parties with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other Parties apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each Party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b)            Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.14            Public Announcements. SWM and Neenah agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Parties. Thereafter, each of the Parties agrees that no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its reasonable best efforts to consult with the other Parties about, and allow the other Parties reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement, including any investor presentations, in compliance with this Section 7.14. Notwithstanding anything to the contrary herein, this Section 7.14 will not apply to any communications (i) regarding an Acquisition Proposal, Superior Proposal, SWM Intervening Event, Neenah Intervening Event or any Recommendation Change, or Neenah or SWM response thereto or (ii) in connection with any dispute between or among the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

7.15            Change of Method. To the fullest extent permitted by applicable law, SWM and Neenah shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of SWM and Neenah, if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of SWM Common Stock received by holders of Neenah Common Stock in exchange for each share of Neenah Common Stock, (ii) adversely affect the Tax treatment of Neenah’s stockholders or SWM’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of SWM or Neenah pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by the Parties in accordance with Section 10.1.

7.16            Takeover Statutes. None of SWM, the SWM Board, Neenah or Neenah Board shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, SWM, the SWM Board, Neenah or Neenah Board will grant such approvals and use reasonable best efforts to take such other actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

7.17          Financing and Indebtedness

(a)            SWM shall use its reasonable best efforts, in close collaboration with Neenah, to cause to be taken all actions necessary to obtain the Financing on the terms and subject to the conditions described in the Commitment Letter, including using its reasonable best efforts to: (i) maintain in effect the Commitment Letter and negotiate and enter into definitive agreements with respect to the Financing (A) on the terms and subject to the conditions reflected in the Commitment Letter or (B) on other terms that are acceptable to SWM and Neenah and that would not materially and adversely impact the ability of SWM to consummate the transactions contemplated by this Agreement without delay; (ii) comply without delay with all covenants, and satisfy without delay all conditions, required to be complied with or satisfied by SWM in the Commitment Letter and in such definitive agreements; (iii) cause the Financing to be consummated at such time or from time to time as is necessary for SWM to satisfy its obligations under this Agreement, including, without limitation, to refinance the outstanding Neenah credit facilities and term loan; (iv) pay any and all commitment or other fees in a timely manner that become payable by SWM under the Commitment Letter following the date of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, SWM shall not be required to, and SWM shall not be required to cause any other person to, commence, participate in, pursue or defend any action against or involving any of the persons that have committed to provide any portion of, or otherwise with respect to, the Financing. In the event any portion of the Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Commitment Letter for any reason or the Commitment Letter shall be terminated or modified in a manner materially adverse to SWM or Neenah for any reason, SWM shall promptly so notify Neenah, and shall use its reasonable best efforts, in close collaboration and consultation with Neenah, to obtain, as promptly as practicable, and in no event later than the Termination Date, from the same and/or alternative financing sources alternative financing on terms not materially less favorable to SWM or Neenah than the terms of the Financing in an amount equal to the lesser of (i) an amount sufficient to consummate transactions contemplated by this Agreement (after taking into consideration the funds otherwise available to SWM and the Surviving Entity), and (ii) the amount of financing that was contemplated by the Commitment Letter on the date of this Agreement. In the event any alternative or substitute financing is obtained by SWM in accordance with the terms of this Section 7.17 (the “Alternative Financing”), references in this Agreement to the Financing shall be deemed to refer to the Alternative Financing, and if a new financing commitment letter is entered into in connection with such Alternative Financing (the “New Commitment Letter”), references in this Agreement to the Commitment Letter shall be deemed to refer to the New Commitment Letter. SWM will promptly provide Neenah with a copy of all drafts of any proposed New Commitment Letter as well as any New Commitment Letter ultimately obtained by SWM in connection with an Alternative Financing as promptly as practicable following the execution thereof.

(b)            SWM shall (i) keep Neenah fully informed with respect to all material activity concerning the status of the Financing, including the status of SWM’s efforts to comply with their respective covenants under, and satisfy the conditions contemplated by, the Commitment Letter, (ii) give Neenah prompt notice of any proposed material change to the terms and conditions of the Financing, and event or change that would reasonably be expected to materially and adversely affect the ability of SWM to consummate the Financing, (iii) provide, and direct the Financing sources to promptly provide, Neenah with all material correspondence relating to the Financing, including drafts of all agreements to effect the Financing and offering documents with respect to the Financing and substantially contemporaneously with SWM or its counsel receiving or distributing the same, and give Neenah a reasonable opportunity to review and comment on drafts of such agreements and documents, and (iv) include a representative appointed by Neenah (a “Neenah Financing Representative”) in all meetings (whether in person or virtual) and discussions with SWM’s financing sources and their counsel regarding material provisions of the documentation and logistics for the Financing. Without limiting the generality of the immediately preceding sentence, SWM shall not, without the prior written consent of Neenah in each instance (not to be unreasonably withheld in the case of clause (D) below), amend, supplement or otherwise modify, or grant any waivers under, the Commitment Letter in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) that would: (A) expand in any material respect, or amend, supplement or otherwise modify in a manner materially adverse to SWM or Neenah, the conditions to the Financing set forth in the Commitment Letter; (B) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; (C) subject to SWM’s right to obtain substitute financing set forth in Section 7.17, reduce the aggregate amount of financing set forth in the Commitment Letter to an amount below the amount needed (in combination with all funds held by or otherwise available to SWM) to consummate the transactions contemplated by this Agreement; or (D) expand in any material respect, or amend, supplement or otherwise modify in a manner materially adverse to SWM or Neenah, the covenants or obligations of Neenah. SWM shall not make any decisions regarding (x) the appointment of additional, agents, co-agents, arrangers, arrangers, co-arrangers, managers, co-managers, book-runners or co-bookrunners, or the awarding of any titles, in connection with the Commitment Letter or the Engagement Letter, (y) the awarding of any compensation, or the allocation of economics, to financial institutions or their affiliates in connection with the Financing, other than as provided in the Commitment Letter or the Engagement Letter, or (z) the identification of Disqualified Institutions (as defined in the Commitment Letter), in each case without Neenah’s prior written consent. SWM shall not release or consent to the termination of the obligations of the lenders under the Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Commitment Letter in a manner that would not reasonably be expected to materially and adversely affect the ability of SWM to consummate the Financing without delay.

(c)            Neenah shall provide, and shall cause the Neenah Subsidiaries, the Neenah Financing Representative, the other Representatives of Neenah and the Neenah Subsidiaries to provide, at SWM’s sole cost and expense, all reasonable cooperation in connection with the arrangement of the Financing as may be requested by SWM and that is necessary or customary or desirable in connection with SWM’s efforts to obtain the Financing, including (i) participation by the Neenah Financing Representative and senior management of Neenah, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties, including prospective investors in any Financing involving the issuance of securities), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, (ii) furnishing SWM and its Representatives with all Specified Financial Information and such other customary financial and other information regarding Neenah and the Neenah Subsidiaries as may reasonably be requested by, and is necessary for, SWM or Merger Sub to fulfill the conditions and obligations applicable to it under the Commitment Letter, in each case, as and when it becomes available; (iii) assisting SWM and its financing sources in the preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials (including providing customary authorization letters related thereto), including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents to be used in connection with any portion of the Financing and (B) materials for rating agency presentations, including by providing any financial information and other data required to prepare any pro forma financial statements that are required under applicable securities Laws to be included in, or as may otherwise be reasonably required for and are customarily included in the foregoing financing materials, (iv) assisting in the preparation of definitive financing documents, as may be reasonably requested by SWM or Neenah, (v) facilitating the pledging of collateral for the Financing, (vi) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by SWM in connection with the Financing and collateral arrangements, including, without limitation, customary payoff letters, releases of liens, instruments of termination or discharge, legal opinions, surveys and title insurance, (vii) using commercially reasonable efforts to ensure that the syndication efforts for the Financing benefit from Neenah’s existing lending and banking relationships, (viii) using commercially reasonable efforts in assisting SWM in its efforts to obtain corporate credit or family ratings of SWM; (ix) assisting in the implementation of any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement, regarding each Party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to indebtedness of the Parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise, with respect to refinancing or retaining a Party’s or its Subsidiaries’ credit agreements or senior notes, (x) causing Neenah’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause Neenah’s independent registered accounting firm (A) to provide customary comfort letters (including “negative assurance” comfort) in connection with any capital markets transaction comprising a part of the Financing to the applicable Financing Parties, (B) to provide any necessary consent to the inclusion of its audit report in respect of any financial statements of Neenah included or incorporated in any of the applicable financing materials referred to herein, and (C) to participate in a reasonable number of due diligence sessions at reasonable times and locations and upon reasonable prior notice; provided, at Neenah’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing, (xi) cooperating with the due diligence of Financing Parties and their Representatives in connection with the Financing, to the extent customary and reasonable, including the provision of all such information requested with respect to the property and assets of Neenah and its Subsidiaries and by providing to internal and external counsel of SWM, Merger Sub and the Financing Parties, as applicable, customary back-up certificates and factual information to support any legal opinion that such counsel may be required to deliver in connection with the Financing; provided, that, Neenah and its affiliates shall not be required to deliver or cause the delivery of any legal opinions related to the Financing, (xii) delivering, at least five (5) business days prior to Closing, to the extent reasonably requested in writing at least ten (10) business days prior to Closing, all documentation and other information regarding Neenah and the Neenah Subsidiaries that any Financing Party reasonably determines is required by domestic and foreign regulatory authorities under applicable “know your customer” and domestic and foreign anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of Neenah or any of the Neenah Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), and (xiii) facilitating the consummation of the Financing, including cooperating with SWM to satisfy the conditions precedent to the Financing to the extent within the control of Neenah and the Neenah Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by SWM to permit the consummation of the Financing; provided that neither Neenah nor any Neenah Subsidiary shall be required to pay any commitment or any other fee in connection with the Financing. Without limiting the generality of the foregoing, Neenah shall ensure that all financial and other projections concerning Neenah and the Neenah Subsidiaries that are made available to SWM after the date of this Agreement are prepared in good faith. Without limiting the generality of the foregoing provisions of this paragraph, SWM will include one or more Neenah Financing Representatives in all meetings (whether in person or virtual) and discussions with rating agencies and will not submit or present any materials to the rating agencies or prospective lenders without Neenah’s prior consent in each instance. Neenah hereby consents to the use of its logos in connection with the Financing.

(d)            SWM and Neenah each acknowledge and agree that neither the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to the consummation of the Merger.

7.18            Exemption from Liability Under Section 16(b). SWM and Neenah agree that, in order to most effectively compensate and retain Neenah Insiders, both prior to and after the Effective Time, it is desirable that Neenah Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Neenah Common Stock into shares of SWM Common Stock in the Merger and the conversion of Neenah Equity Awards into corresponding SWM Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.18. Neenah shall deliver to SWM in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Neenah subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Neenah Insiders”), and the SWM Board and Neenah Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Neenah) any dispositions of Neenah Common Stock or Neenah Equity Awards by Neenah Insiders, and (in the case of SWM) any acquisitions of SWM Common Stock or SWM Equity Awards by any Neenah Insiders who, immediately following the Merger, will be officers or directors of SWM subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

7.19            Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable law, upon the reasonable request of another Party, each Party shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with such other Party and its Subsidiaries to facilitate the integration of the Parties and their respective businesses effective as of the Closing Date or such later date as may be determined by the Parties. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the Parties and their Subsidiaries in the Ordinary Course of Business, and subject to any requirements under applicable law, each Party shall use reasonable best efforts to cause its and its Subsidiaries’ employees and officers to take reasonable actions and assist the other Parties in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by the Parties. No Party nor any of their respective Subsidiaries shall be required to take any action under this Section 7.19 if such action would unduly disrupt its business.

7.20            Certain Tax Matters.

(a)            Each of SWM and Neenah (i) shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) shall not take or knowingly fail to take (and shall cause its affiliates not to take or knowingly fail to take) any action that would reasonably be expected to (A) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (B) prevent or impede Neenah from being able to deliver one or more executed representation letters pursuant to Section 7.20(b), or (C) prevent or impede SWM from being able to deliver one or more executed representation letters pursuant to Section 7.20(b).

(b)            Each of SWM and Neenah shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion(s) of counsel and any similar opinions required to be delivered in connection with the effectiveness of the S-4. In connection with the foregoing, SWM shall use its reasonable best efforts to deliver to the Tax counsel of Neenah and the SWM, one or more representation letters (in form and substance reasonably satisfactory to such applicable counsel) dated as of the Closing Date (and, if requested, dated as of the date the S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the S-4) and signed by an officer of SWM, and Neenah shall use its reasonable best efforts to deliver to Tax counsel of Neenah and the SWM one or more representation letters (in form and substance reasonably satisfactory to such applicable Tax counsel) dated as of the Closing Date (and, if requested, dated as of the date the S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the S-4) and signed by an officer of Neenah.

(c)            If Neenah Tax Counsel advises Neenah that it will not deliver a written opinion to Neenah as required under Section 8.2(c) or SWM Tax Counsel (as defined below) advises SWM that it will not deliver a written opinion to SWM as required under Section 8.3(c), Neenah or SWM, as the case may be, shall notify the other party and use its reasonable best efforts to engage a law firm of recognized national standing expert in the matters at issue and reasonably acceptable to the other party (such selected firm, the “Additional Tax Counsel”) to serve as tax counsel for purposes of Section 8.2(c) or Section 8.3(c), as applicable.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approvals. The Requisite SWM Vote and the Requisite Neenah Vote shall have been obtained.

(b)            NYSE Listing. The shares of SWM Common Stock that shall be issuable to Neenah stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)            Regulatory Approvals. The Requisite Regulatory Approvals shall have been made or obtained, or deemed obtained as a result of the expiration of all statutory waiting periods in respect thereof, as required.

(d)            S-4. The S-4 shall have become effective in accordance with the applicable provisions of the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and remain in effect, and no Proceedings for such purpose shall have been commenced by the SEC, unless subsequently withdrawn.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

8.2            Conditions to Obligations of SWM and Merger Sub. The obligation of SWM and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by SWM and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representation and warranty of Neenah set forth in Section 3.8(a) (after giving effect to the lead-in to ARTICLE III) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Neenah set forth in Section 3.1(a), Section 3.2(a), Section 3.3(a) and Section 3.7 (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Neenah set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Neenah. SWM shall have received a certificate dated as of the Closing Date and signed on behalf of Neenah by the Chief Executive Officer or the Chief Financial Officer of Neenah to the foregoing effect.

(b)            Performance of Obligations of Neenah. Neenah shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and SWM shall have received a certificate dated as of the Closing Date and signed on behalf of Neenah by the Chief Executive Officer or the Chief Financial Officer of Neenah to such effect.

(c)            Neenah shall have received the opinion of Bryan Cave Leighton Paisner LLP (“Neenah Tax Counsel”) (or, if Neenah Tax Counsel advises that it will not deliver a written opinion to Neenah, a written opinion from the Additional Tax Counsel), in customary form and substance reasonably satisfactory to SWM, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Neenah Tax Counsel may require and rely upon representations contained in certificates of officers of SWM and Neenah, reasonably satisfactory in form and substance to Neenah Tax Counsel.

8.3            Conditions to Obligations of Neenah. The obligation of Neenah to effect the Merger is also subject to the satisfaction, or waiver by Neenah, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representation and warranty of SWM set forth in Section 4.10(a) (after giving effect to the lead-in to ARTICLE IV) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of SWM set forth in Section 4.1(a), Section 4.2(a), Section 4.3(a) and Section 4.9 (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of SWM and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SWM. Neenah shall have received a certificate dated as of the Closing Date and signed on behalf of SWM by the Chief Executive Officer or the Chief Financial Officer of SWM to the foregoing effect.

(b)            Performance of Obligations of SWM. SWM shall have performed (i) in all respects the obligations, covenants and agreements required to be performed by it (and within its control) pursuant to the first two sentences of Section 7.12(a) at or prior to the Closing Date and (ii) in all material respects all other obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Neenah shall have received a certificate dated as of the Closing Date and signed on behalf of SWM by the Chief Executive Officer or the Chief Financial Officer of SWM to such effect.

(c)            SWM shall have received the opinion of King & Spalding LLP (“SWM Tax Counsel”) (or, if SWM Tax Counsel advises that it will not deliver a written opinion to SWM, a written opinion from the Additional Tax Counsel), in customary form and substance reasonably satisfactory to Neenah, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, SWM Tax Counsel may require and rely upon representations contained in certificates of officers of Neenah and SWM, reasonably satisfactory in form and substance to SWM Tax Counsel.

ARTICLE IX

TERMINATION

9.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Neenah Vote or the Requisite SWM Vote:

(a)            by mutual written consent of SWM and Neenah;

(b)            by either SWM or Neenah if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval or the issuance of any such order, injunction, decree or other legal restraint or prohibition shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein;

(c)            by either SWM or Neenah if the Merger shall not have been consummated on or before December 31, 2022 (as may be extended herein, the “Termination Date”); provided, that, if, on the Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in ARTICLE VIII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof assuming such date were the Closing Date), then the Termination Date will be automatically extended for sixty (60) days or such longer period as is mutually agreed by the Parties, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein;

(d)            by either SWM or Neenah (provided, that the terminating Party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Neenah, in the case of a termination by SWM, or SWM, in the case of a termination by Neenah, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by SWM, or Section 8.3, in the case of a termination by Neenah, and which is not cured within forty-five (45) days following written notice to Neenah, in the case of a termination by SWM, or SWM, in the case of a termination by Neenah, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by Neenah, if (i) SWM or the SWM Board shall have made a Recommendation Change or (ii) SWM or the SWM Board shall have breached its obligations under Section 7.3 or Section 7.13 in any material respect;

(f)            by SWM, if (i) Neenah or Neenah Board shall have made a Recommendation Change or (ii) Neenah or Neenah Board shall have breached its obligations under Section 7.3 or Section 7.13 in any material respect;

(g)            By either SWM or Neenah, if the Requisite Neenah Vote shall not have been obtained at Neenah Meeting duly convened therefor, including at any adjournment thereof; or

(h)            By either SWM or Neenah, if the Requisite SWM Vote shall not have been obtained at the SWM Meeting duly convened therefor, including at any adjournment thereof.

9.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either SWM or Neenah as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of SWM, Neenah, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(c) (Access to Information; Confidentiality), Section 7.14 (Public Announcements), this Section 9.2 and ARTICLE X shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither SWM nor Neenah shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to Neenah Board or senior management of Neenah or shall have been made directly to the stockholders of Neenah or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to Neenah Meeting) an Acquisition Proposal, in each case with respect to Neenah and (A) thereafter this Agreement is terminated (x) by either SWM or Neenah pursuant to Section 9.1(c) without the Requisite Neenah Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.3 were satisfied or were capable of being satisfied prior to such termination), (y) by either SWM or Neenah pursuant to Section 9.1(g), as a result of the Requisite Neenah Vote not having been obtained or (z) by SWM pursuant to Section 9.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Neenah enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Neenah shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay SWM, by wire transfer of same-day funds, a fee equal to $24,000,000 (the “Termination Fee”); provided, that for purposes of this Section 9.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%) or more” shall instead refer to “more than fifty percent (50%).”

(c)            In the event that this Agreement is terminated by SWM pursuant to Section 9.1(f), then Neenah shall pay SWM, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the SWM Board or senior management of SWM or shall have been made directly to the stockholders of SWM or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the SWM Meeting) an Acquisition Proposal, in each case with respect to SWM and (A) thereafter this Agreement is terminated (x) by either SWM or Neenah pursuant to Section 9.1(c) without the Requisite SWM Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.2 were satisfied or were capable of being satisfied prior to such termination), (y)  by either SWM or Neenah pursuant to Section 9.1(h), as a result of the Requisite SWM Vote not having been obtained or (z) by Neenah pursuant to Section 9.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, SWM enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SWM shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Neenah the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 9.2(d), all references in the definition of Acquisition Proposal to “twenty-five percent (25%) or more” shall instead refer to “more than fifty percent (50%).”

(e)            In the event that this Agreement is terminated by Neenah pursuant to Section 9.1(e), then SWM shall pay Neenah, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(f)            Notwithstanding anything to the contrary herein, but without limiting the right of any Party to recover liabilities or damages to the extent permitted herein, in no event shall a Party be required to pay the Termination Fee more than once.

(g)            Each of SWM and Neenah acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if SWM or Neenah, as the case may be, fails promptly to pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other Parties commences a suit which results in a judgment against the non-paying Party for the Termination Fee or any portion thereof, such non-paying Party shall pay the costs and expenses of the other Parties (including attorneys’ fees and expenses) in connection with such suit. In addition, if SWM or Neenah, as the case may be, fails to pay the amounts payable pursuant to this Section 9.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1            Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties at any time before or after the receipt of the Requisite SWM Vote or the Requisite Neenah Vote; provided, however, that after the receipt of the Requisite SWM Vote or the Requisite Neenah Vote, there may not be, without further approval of the stockholders of SWM or Neenah, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.2            Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other Parties, waive any inaccuracies in the representations and warranties of the Parties contained herein or in any document delivered by such other Parties pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite SWM Vote or the Requisite Neenah Vote, there may not be, without further approval of the stockholders of SWM or Neenah, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 7.7, Section 9.2 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

10.4            Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and the S-4 and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by SWM and Neenah.

10.5            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)            if to Neenah, to:

Neenah, Inc.

3460 Preston Ridge Road

Alpharetta, Georgia 30005
Attention: Noah Benz
E-mail: [*****]

With a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree St., N.W.

Atlanta, GA

30309-3471 USA

Attention:     Rick Miller; Terrence Childers; Eliot Robinson

E-mail:           rick.miller@bclplaw.com; terrence.childers@bclplaw.com;

        eliot.robinson@bclplaw.com

and

(b)            if to SWM, to:

Schweitzer-Mauduit International, Inc.

100 North Point Center East, Suite 600

Alpharetta, Georgia 30022

Attention: Ricardo Nunez

E-mail: [*****]

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree St NE

Atlanta, GA 30309

Attention: Keith Townsend; Rahul Patel; Robert J. Leclerc

Email: ktownsend@kslaw.com; rpatel@kslaw.com; rleclerc@kslaw.com

10.6            Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless preceded by a negative predicate. The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. The Neenah Disclosure Schedules and the SWM Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any Party or person to take any action in violation of applicable law.

10.7            Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.8            Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.9            Governing Law; Jurisdiction      .

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b)            Each Party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Proceeding will be effective if notice is given in accordance with Section 10.5.

10.10           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11            Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.7 and this Section 10.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary in the foregoing, the Continuing SWM Directors and Continuing Neenah Directors (as defined in the SWM Bylaw Amendment) shall be express third party beneficiaries of Section 7.12 and the SWM Bylaw Amendment, from and after the Effective Time.

10.12            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.13            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.14            Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a Contract and each Party forever waives any such defense.

10.15            Financing Parties. Notwithstanding anything in this Agreement to the contrary, but without in any way limiting the rights and claims of SWM under and pursuant to any commitment letter or any definitive agreement entered into by SWM with respect to any debt financing arrangements in connection with the Merger, including the Commitment Letter (the “Financing Documents”), Neenah, on behalf of itself, Neenah Subsidiaries and its controlled affiliates, hereby:

(a)            agrees that any Proceeding involving the Financing Parties, whether in law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(b)            agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Documents;

(c)            agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

(d)            agrees that service of process upon Neenah, Neenah Subsidiaries or its controlled affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 10.5;

(e)            irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(f)            knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(g)            agrees that none of the Financing Parties will have any liability to Neenah or any of its Subsidiaries or any of their respective affiliates or Representatives (in each case, other than SWM or the SWM Subsidiaries, if applicable, pursuant to its rights under a commitment letter or definitive financing agreement entered into by SWM with a Financing Party with respect to any debt financing arrangements in connection with the Merger) in any way relating to or arising out of this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and waives any and all claims and causes of action against the Financing Parties in any way relating to or arising out of the foregoing;

(h)            agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Proceeding against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Financing Party under or in connection with this Agreement, the Financing Documents or the transactions contemplated hereby or thereby;

(i)            agrees that the Financing Parties are express third party beneficiaries of, and may enforce, this Section 10.15 and any of the provisions in this Agreement reflecting the agreements in this Section 10.15; and

(j)            agrees that the provisions in this Section 10.15 and the definitions of “Financing Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Parties without the prior written consent of the Financing Parties to the Commitment Letter.

(k)            As used in this Agreement, “Financing Parties” shall mean the Persons that have committed to provide or arrange or otherwise entered into agreements to provide or arrange the Financing or other debt financings (or relating to any other Alternative Financing) in connection with the transactions contemplated by this Agreement, including the parties to the Commitment Letter and any joinder agreements, credit agreements and the other definitive documents relating thereto (or any other Alternative Financing)and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEENAH, INC.

By:	/s/ Julie A. Schertell
Name: Julie A. Schertell
Title: Chief Executive Officer

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:	/s/ Jeffrey Kramer
Name: Jeffrey Kramer
Title: Chief Executive Officer

SAMURAI WARRIOR MERGER SUB, INC.

By:	/s/ Jeffrey Kramer
Name: Jeffrey Kramer
Title: Chief Executive Officer

Execution Page

Exhibit A

Definitions

“Acquisition Proposal” shall mean, with respect to SWM or Neenah, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a Party and its Subsidiaries (measured based on fair market value as determined in good faith by Neenah Board, in the case of Neenah, or the SWM Board, in the case of SWM) or twenty-five percent (25%) or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Party (measured based on fair market value as determined in good faith by Neenah Board, in the case of Neenah, or the SWM Board, in the case of SWM), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Party (measured based on fair market value as determined in good faith by Neenah Board, in the case of Neenah, or the SWM Board, in the case of SWM), or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Party (measured based on fair market value as determined in good faith by Neenah Board, in the case of Neenah, or the SWM Board, in the case of SWM).

“Additional Tax Counsel” has the meaning set forth in Section 7.20(c).

“affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person; provided, that, for the avoidance of doubt, as it applies to SWM and Merger Sub, “affiliate” shall not include minority members, stockholders or co-investors of such entities.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.17(a).

“Antitrust Division” has the meaning set forth in Section 7.1(d).

“business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by applicable Law to close.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Chosen Courts” has the meaning set forth in Section 10.9(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

Exhibit A: Definitions	A-1

“Commitment Letter” means that certain Debt Commitment Letter, dated as of the date hereof, by and between SWM and JPMorgan Chase Bank, N.A.

“Committee” has the meaning set forth in Section 7.12(c).

“Competition Laws” has the meaning set forth in Section 3.4.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Continuation Period” has the meaning set forth in Section 7.6(a).

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written or oral agreement that is in force and effect.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto

“COVID-19” means the COVID-19 or SARS-CoV-2 virus, or any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means, as applicable to SWM, Neenah or their respective Subsidiaries, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline or recommendation of any Governmental Entity or as required by any applicable law, in each case, in connection with or in response to COVID-19.

“Data Protection Requirements” has the meaning set forth in Section 3.24(a).

“DGCL” has the meaning set forth in the Recitals.

“Divestiture” has the meaning set forth in Section 7.1(c).

“Effective Time” has the meaning set forth in Section 1.3.

“Enforceability Exceptions” has the meaning set forth in Section 3.3(a).

“Engagement Letter” means that certain Project Warrior Engagement Letter, dated as of the date hereof, by and between SWM and J.P. Morgan Securities LLC.

“Environmental Laws” means all applicable environmental, health and safety laws (including common law) and regulations in effect on the date of this Agreement, relating to (a) the protection of the environment; (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety; or (c) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or release, or the threat of the same, of Hazardous Substances.

Exhibit A: Definitions	A-2

“ERISA” has the meaning set forth in Section 3.11(a).

“Exchange Act” has the meaning set forth in Section 3.6(c).

“Exchange Agent” has the meaning set forth in Section 2.1.

“Exchange Fund” has the meaning set forth in Section 2.1.

“Exchange Ratio” has the meaning set forth in Section 1.5(a).

“Financing” has the meaning set forth in Section 4.7.

“Financing Documents” has the meaning set forth in Section 10.15.

“Financing Parties” has the meaning set forth in Section 10.15(k).

“FTC” has the meaning set forth in Section 7.1(d).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Entity or Regulatory Agency pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.4.

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

Exhibit A: Definitions	A-3

“IRS” has the meaning set forth in Section 3.11(b).

“IT Assets” has the meaning set forth in Section 3.24(b).

“Joint Proxy Statement” has the meaning set forth in Section 3.4.

“knowledge of Neenah” or “Neenah’s knowledge” means the actual knowledge of the individuals listed on Schedule 1.01(a) of the Neenah Disclosure Schedules, after reasonable inquiry.

“knowledge of SWM” or “SWM’s knowledge” means the actual knowledge of the individuals listed on Schedule 1.01(b) of the SWM Disclosure Schedules, after reasonable inquiry.

“laws” or “Laws” mean all federal, state, provincial, local or foreign laws, statutes, treaties, conventions, ordinances, codes, orders, judgments, decrees, rules, regulations, policies and/or guidelines of any Governmental Entity.

“Legacy Neenah Employees” has the meaning set forth in Section 7.6(a).

“Legacy SWM Employees” has the meaning set in Section 7.6(a).

“Liens” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, encumbrance, option or other adverse claim or similar restriction of any kind in respect of such property or asset, other than a Permitted Lien.

“made available” means any document or other information that was (a) provided by one Party or its Representatives to the other Parties and its Representatives at least one (1) business day prior to the date hereof or (c) filed by a Party with the SEC at least one (1) business day prior to the date hereof.

“Malicious Code” has the meaning set forth in Section 3.24(b).

“Material Adverse Effect” means, with respect to SWM or Neenah, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (b) would or may reasonably be expected to, prevent, materially delay the ability of the Party to consummate the transactions contemplated by this Agreement (including the Merger), but, in the case of each of clauses (a) and (b) shall not be deemed to include the impact, individually or when aggregated or when taken together with all other effects, changes, events, circumstances, conditions, occurrences or developments, of the following: (i) general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including commodity prices, interest rates and exchange rates), (ii) general conditions in the premium printing, packaging and specialty materials industry or changes therein, (iii) general political conditions and changes thereof, (iv) changes, after the date hereof, in GAAP, or applicable regulatory accounting requirements, (v) any changes after the date hereof in applicable law or the interpretation thereof, (vi) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19) or the taking of actions to ensure compliance by the Party and its Subsidiaries and their respective directors, officers, employees, consultants and customers with any COVID-19 Measure, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (vii) a decline, in and of itself, in the trading price or trading volume of a Party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a Party or any of its Subsidiaries or the failure, in and of itself, to meet analyst earnings projections, earnings guidance or internal financial forecasts (it being understood that the facts or occurrences giving rise or contributing to such decline, downgrade or failure that are not otherwise excluded from this definition of a “Material Adverse Effect” may be taken into account in determining if a Material Adverse Effect has occurred with respect to a Party), (viii) geopolitical conditions, acts of terrorism or sabotage, acts of war (whether or not declared, and including the Russian-Ukrainian war) or escalations thereof, the commencement, continuation or escalation of a war, acts of armed hostility, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions, (ix) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, governmental officials, and other persons with whom the Party or its Subsidiaries has material business relations (provided, that this clause (ix) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (x) any action or failure to take any action which action or failure to act is requested in writing by another Party or required by this Agreement and (xi) any stockholder litigation arising out of this Agreement; provided, that the exceptions set forth in clauses (i)-(vi) and (viii) such impact shall not be excluded to the extent the impact of such effect, change, event, circumstance, condition, occurrence or development has had a material, disproportionate adverse impact on the Party and its Subsidiaries relative to other similarly-situated companies in the industry in which such Party and its Subsidiaries operate, in which case only the incremental material, disproportionate and adverse impact may be taken into account.

Exhibit A: Definitions	A-4

“Measurement Time” has the meaning set forth in Section 3.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.11(a).

“Neenah” has the meaning set forth in the Preamble.

“Neenah 401(k) Plan” has the meaning set forth in Section 7.6(c).

“Neenah Benefit Plans” has the meaning set forth in Section 3.11(a).

“Neenah Board” has the meaning set forth in the Recitals.

Exhibit A: Definitions	A-5

“Neenah Board Recommendation” has the meaning set forth in the Recitals.

“Neenah Bylaws” has the meaning set forth in Section 3.1(a).

“Neenah Certificate” has the meaning set forth in Section 3.1(a).

“Neenah Common Stock” has the meaning set forth in the Recitals.

“Neenah Deferred Award” has the meaning set forth in Section 1.8(d).

“Neenah Director” has the meaning set forth in Section 7.12(a).

“Neenah Disclosure Schedules” has the meaning set forth in the Preamble of ARTICLE III.

“Neenah Equity Awards” has the meaning set forth in Section 3.2(a).

“Neenah ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Neenah Executive Severance Plan” means the Neenah Executive Severance Plan, as amended and restated effective April 1, 2017.

“Neenah Financing Representatives” has the meaning set forth in Section 7.17(b).

“Neenah Indemnified Parties” has the meaning set forth in Section 7.7(a).

“Neenah Insiders” has the meaning set forth in Section 7.18.

“Neenah Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (a) was not known to, and was not reasonably foreseeable by the Neenah Board prior to the receipt of Neenah’s shareholder approval or, if known, the material consequences of which were not known to or understood by the Neenah Board as of the date of this Agreement and did not result from a willful and material breach of this Agreement by Neenah, and (b) causes the Neenah Board to conclude in good faith, after consultation with its financial advisor and outside counsel, that a failure to make a Recommendation Change would be reasonably likely to be inconsistent with the Neenah Board’s fiduciary duties under applicable law; provided that in no event shall any of the following events constitute a Neenah Intervening Event: (i) any change, in and of itself, in the trading price or trading volume of the SWM Common Stock or Neenah Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for SWM or Neenah or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof), (ii) the fact, in and of itself, that SWM or Neenah exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof), and (iii) compliance with or performance under this Agreement or the transactions contemplated by this Agreement; and provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether a Neenah Intervening Event has occurred.

Exhibit A: Definitions	A-6

“Neenah Material Contract” has the meaning set forth in Section 3.14(a).

“Neenah Meeting” has the meaning set forth in Section 7.3.

“Neenah Organizational Documents” has the meaning set forth in Section 7.7(a).

“Neenah Owned Properties” has the meaning set forth in Section 3.16(a).

“Neenah Preferred Stock” has the meaning set forth in Section 3.2(a).

“Neenah PSU Award” has the meaning set forth in Section 1.8(e).

“Neenah Qualified Plan” has the meaning set forth in Section 3.11(b).

“Neenah Real Property” has the meaning set forth in Section 3.16(a).

“Neenah Reports” has the meaning set forth in Section 3.12.

“Neenah Restricted Stock Award” has the meaning set forth in Section 1.8(c).

“Neenah RSU Award” has the meaning set forth in Section 1.8(e).

“Neenah SAR” has the meaning set forth in Section 1.8(b).

“Neenah Stock Option” has the meaning set forth in Section 1.8(a).

“Neenah Subsidiary” has the meaning set forth in Section 3.1(b).

“Neenah Tax Counsel” has the meaning set forth in Section 8.2(c).

“New Benefit Plans” has the meaning set forth in Section 7.6(a).

“New Certificates” has the meaning set forth in Section 2.1.

“New Commitment Letter” has the meaning set forth in Section 7.17(a).

“notice period” has the meaning set forth in Section 7.3.

“NYSE” has the meaning set forth in Section 2.2(e).

“OFAC” has the meaning set forth in Section 3.13(c).

“Old Certificate” has the meaning set forth in Section 1.5(b).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the businesses of Neenah and the Neenah Subsidiaries, or SWM and the SWM Subsidiaries, as applicable, consistent with past custom and practice; provided, that no action or omission that would constitute a breach of Contract, violation of law or any tort (including negligence) shall be an action or omission in the Ordinary Course of Business.

Exhibit A: Definitions	A-7

“Party” or “Parties” has the meaning set forth in Preamble.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and maintained in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (c) Liens incurred in the Ordinary Course of Business with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (d) zoning, building and other similar codes and regulations, which are not violated in any material respect by the current use or occupancy of the applicable real property or the business operated thereon, (e) Liens the existence of which are disclosed in the notes to the consolidated financial statements of Neenah or SWM, as applicable, included in Neenah Reports or the SWM Reports, as applicable, (f) any conditions that would be disclosed by a current, accurate survey or physical inspection (other than such matters that, individually or in the aggregate, materially and adversely impair title to or the current use of the subject real property in the business of Neenah and the Neenah Subsidiaries or the SWM and the SWM Subsidiaries, as applicable, as currently conducted), (g) matters shown by the public records, including any reservation, exception, encroachment, easement, right-of way, covenant, condition, restriction or similar title exception or encumbrance affecting the title to the leased real property, (h) Liens, easements, rights-of-way, covenants and other similar restrictions.

“person” or “Person” individual, corporation, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” has the meaning set forth in Section 3.13(d).

“Premium Cap” has the meaning set forth in Section 7.7(b).

“Proceeding” or “Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Recommendation Change” has the meaning set forth in Section 7.3.

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Remedy” has the meaning set forth in Section 7.1(c).

“Representatives” means, with respect to any person, such Person’s directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Requisite Neenah Vote” has the meaning set forth in Section 3.3(a).

“Requisite Regulatory Approvals” has the meaning set forth in Section 8.1(c) of the SWM Disclosure Schedules.

Exhibit A: Definitions	A-8

“Requisite SWM Vote” has the meaning set forth in Section 4.3(a).

“Rights-of-Way” has the meaning set forth in Section 3.16(b).

“S-4” has the meaning set forth in Section 3.4.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(c).

“SEC” means U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.12.

“Security Breach” has the meaning set forth in Section 3.13(d).

“Significant Subsidiaries” means “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act).

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature

“Specified Financial Information” means (a) the financial statements of Neenah required by Section 6 of Exhibit F of the Commitment Letter (or any analogous section(s) in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope and substance of the requirements set forth in the Commitment Letter) as of the Closing Date, (b) all other financial statements and operating, business and other financial data solely regarding Neenah and the Neenah Subsidiaries of the type and form that are customarily included in an offering memorandum to consummate a Rule 144A-for-life offering of non-convertible, high yield debt securities under Rule 144A promulgated under the 1933 Act (which information is understood not to include (i) financial statements, information and other disclosures required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (ii) financial statements or other financial data (including selected financial data) for any period earlier than December 31, 2019, and (iii) other information or financial data customarily excluded from a Rule 144A offering memorandum; provided, that Neenah shall have no obligation to provide (A) any financial information concerning Neenah that Neenah does not maintain in the Ordinary Course of Business, (B) any other information with respect to Neenah not reasonably available to Neenah under its current reporting systems or (C) trade secrets or information to the extent that the provision thereof would violate any Law or obligation of confidentiality binding upon, or waive any privilege that may be asserted by, Neenah or any of Neenah’s affiliates unless any such information referred to in clause (A), (B) or (C), (1) is financial information contemplated by the foregoing clause (a) or (2) would be required to ensure that the offering memorandum would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (c) is the Specified Financial Information is otherwise provided prior to the filing date of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q of Neenah but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data as requested by SWM, and (d) such other pertinent and customary information regarding Neenah and the Neenah Subsidiaries as may be reasonably requested by SWM or any of the SWM Subsidiaries to the extent necessary to receive from Neenah’s independent accountants customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities, and the closing of the offering thereof with respect to the historical financial information to be included in such offering memorandum.

Exhibit A: Definitions	A-9

“Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (a) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first person directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions, or otherwise has the power to direct the policies, management and affairs of such other person.

“Superior Proposal” means, with respect to SWM or Neenah, as applicable, a bona fide, written Acquisition Proposal by a third party, which the Party’s Board of Directors determines in good faith after consultation with the Party’s outside legal and financial advisors to be more favorable to the Party’s stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by SWM or Neenah, as applicable, pursuant to Section 7.3)). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty-five percent (25%)” in the definition of “Acquisition Proposal” will be deemed to be references to “eighty percent (80%)”.

“Surviving Entity” has the meaning set forth in the Recitals.

“SWM” has the meaning set forth in the Preamble.

“SWM 401(k) Plan” has the meaning set forth in Section 7.6(c).

“SWM Benefit Plan” has the meaning set forth in Section 4.13(a).

“SWM Board” has the meaning set forth in the Recitals.

Exhibit A: Definitions	A-10

“SWM Board Recommendation” has the meaning set forth in the Recitals.

“SWM Bylaw Amendment” means the SWM Bylaws, as amended to reflect the terms set forth in Exhibit D.

“SWM Bylaws” has the meaning set forth in Section 4.1(a).

“SWM Certificate” has the meaning set forth in Section 4.1(a).

“SWM Common Stock” has the meaning set forth in Recitals.

“SWM Deferred Award” has the meaning set forth in Section 1.8(d).

“SWM Director” has the meaning set forth in Section 7.12(a).

“SWM Disclosure Schedules” has the meaning set forth in the Preamble to ARTICLE IV.

“SWM Equity Awards” has the meaning set forth in Section 4.2(a).

“SWM ERISA Affiliate” has the meaning set forth in Section 4.13(a).

“SWM Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (a) was not known to, and was not reasonably foreseeable by the SWM Board prior to the receipt of the SWM’s Board prior to the receipt of the SWM’s stockholder approval or, if known, the material consequences of which were not known to or understood by the SWM Board as of the date of this Agreement and did not result from a willful and material breach of this Agreement by SWM, and (b) causes the SWM Board to conclude in good faith, after consultation with its financial advisor and outside counsel, that a failure to make a Recommendation Change would be reasonably likely to be inconsistent with the SWM Board’s fiduciary duties under applicable law; provided that in no event shall any of the following events constitute a SWM Intervening Event: (i) any change, in and of itself, in the trading price or trading volume of the SWM Common Stock or Neenah Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for SWM or Neenah or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof), (ii) the fact, in and of itself, that SWM or Neenah exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof), and (iii) compliance with or performance under this Agreement or the transactions contemplated by this Agreement; and provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether a SWM Intervening Event has occurred.

“SWM Material Contract” has the meaning set forth in Section 4.16(a).

“SWM Meeting” has the meaning set forth in Section 7.3.

“SWM Owned Properties” has the meaning set forth in Section 4.18(a).

Exhibit A: Definitions	A-11

“SWM Preferred Stock” has the meaning set forth in Section 4.2(a).

“SWM PSU Award” has the meaning set forth in Section 4.2(a).

“SWM Qualified Plan” has the meaning set forth in Section 4.13(b).

“SWM Real Property” has the meaning set forth in Section 4.18(a).

“SWM Reports” has the meaning set forth in Section 4.14.

“SWM Restricted Stock Award” has the meaning set forth in Section 1.8(c).

“SWM RSU Award” has the meaning set forth in Section 1.8(e).

“SWM SAR” has the meaning set forth in Section 1.8(b).

“SWM Share Issuance” has the meaning set forth in Section 4.3(a).

“SWM Stock Option” has the meaning set forth in Section 1.8(a).

“SWM Subsidiary” has the meaning set forth in Section 4.1(b).

“SWM Tax Counsel” has the meaning set forth in Section 8.3(c).

“Takeover Statutes” has the meaning set forth in Section 3.19.

“Tax” or “Taxes” means all U.S. or federal, state, provincial, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a Governmental Entity.

“Termination Date” has the meaning set forth in Section 9.1(c).

“Termination Fee” has the meaning set forth in Section 9.2(b).

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

“U.S.” means the United States of America.

“willful and material breach” means a deliberate action taken or deliberate failure to act that the breaching Party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement; it being acknowledged and agreed that the failure to consummate the Merger and the other transactions contemplated by this Agreement after all of the conditions in ARTICLE VIII have been satisfied or waived by the Party entitled to waive such conditions shall constitute a willful and material breach of this Agreement.

Exhibit A: Definitions	A-12

Exhibit B

Form of Surviving Entity Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

[Surviving Entity]

The undersigned Incorporator, desiring to form a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

Article I

The name of the corporation is [Surviving Entity] (the “Corporation”).

Article II

The Registered Office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The registered agent at such address is The Corporation Trust Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law, as the same exists or as may be hereafter amended from time to time.

Article IV

The total aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1000) shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

Article V

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board”). Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

Article VI

(A)            To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Exhibit B: Surviving Entity Certificate	A-1

(B)            Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

Article VIII

The name and mailing address of the incorporator are as follows: Glenda Smith, c/o King & Spalding LLP, 1180 Peachtree Street, NE, Suite 1600, Atlanta, Georgia 30309.

***

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed this Amended and Restated Certificate of Incorporation this ______ day of _________, 202_.

By:

Exhibit B: Surviving Entity Certificate	B-1

Exhibit C

Form of Surviving Entity Bylaws

BY-LAWS

OF

[Surviving Entity]

ARTICLE I
Offices

Section 1.01     Offices. The address of the registered office of [Surviving Entity] (hereinafter called the "Corporation") in the State of Delaware shall be the registered office set forth in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”). The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the "Board of Directors") from time to time shall determine or the business of the Corporation may require.

Section 1.02     Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Exhibit C: Surviving Entity Bylaws	C-1

ARTICLE II
Meetings of the Stockholders

Section 2.01     Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02     Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03     Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Section 2.04     Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05     Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than 10 days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder's mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06     List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07     Quorum. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08     Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the president, or in his or her absence or inability to act, the person whom the president shall appoint, shall act as chair of, and preside at, the meeting. The secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.09     Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 2.10     Inspectors at Meetings of Stockholders. The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes, or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 2.11     Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), its principal place of business, an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, or to an information processing system designated by the Corporation for receiving such consents in accordance with applicable law. Every consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.11, consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 2.12     Fixing the Record Date.

(a)       In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b)       In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)       In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III
Board of Directors

Section 3.01     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02     Number; Term of Office. The Board of Directors shall consist of at least one (1) member. Each director shall hold office until a successor is duly elected and qualified or until the director's earlier death, resignation, disqualification, or removal.

Section 3.03     Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director's death, resignation or removal.

Section 3.04     Resignation. Any director may resign at any time by notice given either in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.05     Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

Section 3.06     Fees and Expenses. Directors shall receive such fees and expenses as the Board of Directors shall from time to time prescribe.

Section 3.07     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.08     Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the president on at least 24 hours' notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days' notice if given by mail. Special meetings shall be called by the president in like manner and on like notice on the written request of any two or more directors.

Section 3.09     Telephone Meetings. Board of Directors’ meetings or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10     Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours' notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days' notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11     Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director's address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.12     Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or meeting of a committee of the Board of Directors need be specified in any waiver of notice.

Section 3.13     Organization. At each meeting of the Board of Directors, a director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14     Quorum of Directors. Except as otherwise permitted by the Certificate of Incorporation, these by-laws, or applicable law, the presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15     Action by Majority Vote. Except as otherwise expressly required by these by-laws, the Certificate of Incorporation, or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16     Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.17     Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

ARTICLE IV
Officers

Section 4.01     Positions and Election. The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president, a treasurer, and a secretary. The Board of Directors, in its discretion, may also elect one or more vice chairs (who must be directors), and one or more vice presidents, assistant treasurers, assistant secretaries, and other officers. Any two or more offices may be held by the same person.

Section 4.02     Term. Each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time, with or without cause, by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03     The President. The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.

Section 4.04     Vice Presidents. Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors or the president.

Section 4.05     The Secretary. The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.06     The Treasurer. The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.07     Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
Stock Certificates and Their Transfer

Section 5.01     Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent, or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar were still such at the date of its issue.

Section 5.02     Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person's attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.03     Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04     Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner's legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VI
General Provisions

Section 6.01         Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 6.02         Fiscal Year. The fiscal year of the Corporation shall be the calendar year unless otherwise determined by the Board of Directors.

Section 6.03         Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6.04         Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 6.05         Indemnification of Directors and Officers.

(a)           The Corporation shall:

(i)            indemnify to the fullest extent permitted by law as in effect on the date of adoption of these by-laws or as it may thereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or in the case of an officer or director of the Corporation is or was serving as an employee or agent of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful; and

(ii)            indemnify to the fullest extent permitted by law as in effect on the date of adoption of these by-laws or as it may thereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or in the case of an officer or director of the Corporation is or was serving as an employee or agent of a partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(b)            The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee against the Corporation or any of its directors, officers or employees only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors. Notwithstanding the foregoing, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding seeking to enforce rights to indemnification without the authorization of the Board of Directors to the extent that such proceeding is successful on the merits. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (i) and (ii) of this Section 6.05, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(c)            Any indemnification under subsections (i) and (ii) of this Section 6.05 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (i) and (ii) of this Section 6.05. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceedings, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

(d)            Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding described in subsections (i) and (ii) of this Section 6.05 shall, in the case of directors of the Corporation, and may, in the case of officers of the Corporation, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in these by-laws. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(e)            The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of these by-laws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f)            The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

(g)            Any repeal or modification of the foregoing provisions of this Section 6.05 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(h)            The Board of Directors may authorize and direct that insurance be purchased and maintained on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or in the case of an officer or director of the Corporation is or was serving as an employee or agent of a partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of these by-laws.

Section 6.06      Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII
Amendments

Section 7.01      Amendments. These by-laws may be adopted, amended, or repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may adopt, amend, or repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

Exhibit D

Form of SWM Bylaw Amendment

1.	The first paragraph of By-Law 16 shall be amended and restated in its entirety as follows:

Subject to By-Law 22A, the number of Directors of the corporation shall be fixed by resolution of the Board from time to time and, until otherwise determined, shall not be less than six (6) nor more than twelve (12); provided, however, that no decrease in the number of Directors shall have the effect of shortening the term of an incumbent director. Subject to By-Law 22A, the specific number of Directors constituting the entire Board shall be as authorized from time to time exclusively by the affirmative vote of a majority of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation).

2.	By-Law 17 is amended by adding the following as a new fourth paragraph thereof:

From [DATE] [the date the By-Law amendment first inserting this sentence becomes effective] (the “Effective Date”) until the date of the annual meeting of stockholders to be held in 2025 (or if an annual meeting of stockholders is not held in 2025, until December 31, 2025) (such period, the “Governance Period”) a person shall not be eligible to serve as a Director if such person was nominated by the Board or any committee thereof and such nomination was not made in accordance with By-Law 22A.

3.	The first sentence of the first paragraph of By-Law 19 shall be amended and restated in its entirety as follows:

Subject to the rights of holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than Common Stock) then outstanding, nominations for election of Directors may be made by (i) subject to By-Law 22A, the affirmative vote of a majority of the entire Board or (ii) by any stockholder of record entitled to vote generally in the election of Directors complying with this By-Law 19.

4.	By-Law 20 shall be amended and restated in its entirety as follows:

Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than the Common Stock) then outstanding, any vacancies in the Board for any reason and any newly created Directorships resulting by reason of any increase in the number of Directors may, if occurring prior to the expiration of the term of office in which such vacancy or increase occurs, be filled only by the Board, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, and any Directors so elected shall hold office until the next election of the Class to which such Director was appointed and until their successors are elected and qualified or the earlier of such Director’s death, resignation or removal; provided, however, that during the Governance Period, the power of Directors to fill vacancies shall be subject to By-Law 22A.

Exhibit D: SWM Bylaw Amendment	D-1

5.	A new By-Law 22A shall be inserted between By-Law 22 and By-Law 23 as follows:

Notwithstanding anything to the contrary in these By-Laws, during the Governance Period, the number of Directors constituting the entire Board shall be fixed at nine (9) Directors, (i) five (5) of whom initially shall be persons designated by the corporation prior to the Effective Time and (ii) four (4) of whom initially shall be persons designated by Neenah prior to the Effective Time. The five (5) Directors initially designated by the corporation prior to the Effective Time shall be selected from among the independent Directors of the corporation as of the date of execution of the Merger Agreement between the corporation and Neenah (as it may be amended from time to time, the “Merger Agreement”) (each, an “Initial SWM Director”), and shall include Mr. John Rogers, and the four (4) Directors initially designated by Neenah prior to the Effective Time shall be selected from among the directors of Neenah as of the date of execution of the Merger Agreement (each, an “Initial Neenah Director”), and shall include Ms. Julie Schertell. One Initial Neenah Director will serve in the Class of Directors standing for election at the next annual meeting of stockholders following the Effective Time, two Initial Neenah Directors will serve in the Class of Directors standing for election at the second annual meeting of stockholders following the Effective Time, and Ms. Schertell will serve in the Class of Directors standing for election at the third annual meeting of stockholders following the Effective Time. Vacancies on the Board created by the resignation, disqualification, removal from office or death of a Director shall be filled as follows:(x) in the case of a vacancy created by the resignation, disqualification, removal from office or death, or the nomination of a person following the end of the term of, a Continuing SWM Director, by a majority of the Continuing SWM Directors then in office and (y) in the case of a vacancy created by the resignation, disqualification, removal from office or death, or the nomination of a person following the end of the term of, a Continuing Neenah Director, a majority of the Continuing Neenah Directors then in office; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the corporation’s securities are listed). For purposes of this By-Law 22A, (i) the term “Continuing SWM Directors” shall mean the Initial SWM Directors; any Directors who were subsequently appointed to fill a vacancy created by the resignation, disqualification, removal from office or death of an Initial SWM Director (or another Continuing SWM Director) pursuant to this By-Law 22A; and any Director who was nominated for election as a SWM Director, and (ii) the term “Continuing Neenah Directors” shall mean the Initial Neenah Directors; any Directors who were subsequently appointed to fill a vacancy created by the resignation, disqualification, removal from office or death of an Initial Neenah Director (or another Continuing Neenah Director) pursuant to this By-Law 22A; and any Director who was nominated for election as a Neenah Director.

During the Governance Period, and except during the existence of an emergency and except as otherwise provided in the Certificate of Incorporation, 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation) shall constitute a quorum for the transaction of business. In the event that after two (2) successive attempts to convene a meeting following due notice provided by electronic means or overnight delivery service at least three (3) days in advance of each such meeting (which notice shall include a summary of the matters to be considered at such meeting), which attempt has failed due to the inability to establish a quorum, the quorum for the immediately succeeding third attempt to convene a meeting shall be reduced to a majority of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation); provided, however, that action taken at such meeting shall be limited to the matters set forth in the notice of the first meeting and the action of the majority of Directors present at a meeting at which a quorum is present shall be the act of the Board. During the existence of an emergency during the Governance Period, three Directors shall constitute a quorum for the transaction of business, provided that such quorum includes at least one independent Continuing Neenah Director and at least one Continuing SWM Director.

6.	The first paragraph of By-Law 27 shall be amended and restated in its entirety as follows:

Except during the existence of an emergency and except as otherwise provided in these By-Laws (including without limitation By-Law 22A) or in the Certificate of Incorporation, a majority of the entire Board of Directors (as defined in the Certificate of Incorporation), as fixed pursuant to these By-Laws, shall constitute a quorum for the transaction of business. Subject to By-Law 22A, during the existence of an emergency, three Directors shall constitute a quorum for the transaction of business. Subject to By-Law 22A, to the extent required to constitute a quorum at any meeting of the Board during an emergency, the officers of the corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting. Subject to the provisions of the Certificate of Incorporation and except as otherwise provided in these By-Laws (including without limitation the Effective Time Amendments as defined in By-Law 61), the action of the majority of Directors present at a meeting at which a quorum is present shall be the act of the Board. In the event of lack of a quorum at any such meeting of the Board, a majority of the Directors present at such meeting may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum and except as otherwise provided in these By-Laws (including without limitation By-Law 22A), any business may be transacted which might have been transacted at the meeting originally called.

7.	The last three sentences of By-Law 32 shall be amended and restated in their entirety as follows:

Subject to By-Law 37A, the Board may, by resolution approved by a majority of the entire Board, designate such other committees as it from time to time may deem appropriate; no such committee shall consist of fewer than two Directors, and the powers of each such Committee shall be limited to those specified in the resolution designating the committee or as set forth in a committee charter that has been approved by a majority vote of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation). The members of the standing committees of the Board shall all be independent Directors, as such term is defined from time to time by the New York Stock Exchange and by duly adopted resolution of the Board. Subject to By-Law 37A, the Board shall have the power at any time to fill vacancies in, to change the membership of or to dissolve any such committee.

8.	The first sentence of By-Law 33 shall be amended and restated in its entirety as follows:

Subject to By-Law 37A, each committee shall fix its own rules of procedure and shall meet where and as provided by such rules, but the presence of a majority shall be necessary to constitute a quorum, unless otherwise provided by these By-Laws.

9.	The second sentence of By-Law 34 shall be amended and restated in its entirety as follows:

Subject to By-Law 37A, the Board shall select the members of the Audit Committee from among the Directors who are not officers or employees of the corporation, who are otherwise independent and shall designate the Chairman of the Committee.

10.	The second sentence of By-Law 35 shall be amended and restated in its entirety as follows:

Subject to By-Law 37A, the Board shall select the members of the Compensation Committee from among the Directors who are not officers or employees of the corporation, who are otherwise independent and shall designate the Chairman of the Committee.

11.	By-Law 36 shall be amended and restated in its entirety as follows:

The Nominating & Governance Committee shall consist of three or more members. Subject to By-Law 37A, the Board shall select the members of the Nominating & Governance Committee from among the Directors who are not officers or employees of the corporation, who are otherwise independent and shall designate the Chairman of the Committee. Subject to By-Law 22A, the Nominating & Governance Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board members as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Directors retirement policy as may be deemed appropriate in light of contemporary standards, and propose to the Board on or before March 1 of each year a slate of Directors for submission to the stockholders at the annual meeting, review and propose governance standards to the Board, conduct periodic evaluations of the Board, Board committee and Director performance and perform such other duties as the Board may from time to time prescribe.

12.	A new By-Law 37A shall be inserted between By-Law 37 and By-Law 37

Notwithstanding anything to the contrary in these By-Laws, during the Governance Period, (i) the chairperson of the Audit Committee shall be a Continuing SWM Director, the chairperson of the Compensation Committee shall be a Continuing SWM Director and the chairperson of the Nominating & Governance Committee shall be a Continuing Neenah Director; (ii) each standing Committee of the Board shall include at least one Continuing Neenah Director and at least one Continuing SWM Director, (iii) the Board may, with the approval of 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation), designate such other committees as it from time to time may deem appropriate (each an “Other Committee”); no such Other Committee shall consist of fewer than two Directors, and the powers of each such Other Committee shall be limited to those specified in the resolution designating such Other Committee or as set forth in a committee charter that has been approved by 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation); (iv) the members of the standing committees of the Board shall at all times be independent Directors, as such term is defined from time to time by the New York Stock Exchange and by duly adopted resolution of the Board; (v)the Board shall have the power at any time to fill vacancies in, to change the membership of or to dissolve any Other Committee by resolution approved by 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation); and (vi) a majority of the members of any committee, including at least one Continuing Neenah Director and at least one Continuing SWM Director shall be necessary to constitute a quorum. In the event that after two (2) successive attempts to convene a meeting of a committee following due notice provided by electronic means or overnight delivery service at least three (3) days in advance of each such meeting (which notice shall include a summary of the matters to be considered at such meeting), a meeting of such committee has not been convened due to the inability to establish a quorum, the quorum for the immediately succeeding third attempt to convene a meeting of such committee shall be reduced to a majority of the members of such committee; provided, however, that action taken at such meeting shall be limited to the matters set forth in the notice of the first meeting and the action of the majority of Directors serving as members of such committee present at a meeting at which a quorum is present shall be the act of such committee.

13.	The first sentence of By-Law 38 shall be amended in its entirety as follows:

Subject to By-Law 41 and By-Law 42, each year at the annual Board meeting, the Directors shall elect a Chairman of the Board, a Chief Executive Officer, a Secretary and a Treasurer.

14.	The last three sentences of By-Law 40 shall be amended in their entirety as follows:

Subject to By-Law 41, any officer may be removed by the Board at any time with or without cause. Any appointed officer may be removed by the Chief Executive Officer at any time with or without cause. Subject to By-Law 41, a vacancy in any office may be filled by the Board, and a vacancy in any appointed office may be filled by the Chief Executive Officer, for the unexpired portion of the term.

15.	The first sentence of By-Law 41 shall be amended in its entirety as follows:

The Chief Executive Officer of the corporation shall be elected by the Board; provided, that, effective as of the Effective Time, the Chief Executive Officer of the corporation shall be Ms. Julie Schertell. During the Governance Period, (i) the removal of the Chief Executive Officer with or without cause shall require the approval of 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation) and (ii) a vacancy in the office of Chief Executive Officer may be filled by the Board by the affirmative vote of 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation).

16.	By-Law 42 is hereby amended by adding the following two sentences at the end thereof:

Effective as of the Effective Time, the non-executive Chair of the Board shall be Mr. John Rogers. Promptly after the annual meeting of stockholders to be held in 2024 (or if an annual meeting of stockholders is not held in 2024, promptly after December 31, 2024), the Continuing SWM Directors shall elect a new Chair of the Board to serve as Chair of the Board through the end of the Governance Period. The Chair of the Board following the end of the Governance Period shall be elected annually by vote of a majority of the Directors.

17.	The second sentence of By-Law 48 is hereby amended and restated in its entirety as follows:

The corporation may have such other offices as the Board may from time to time determine; provided, that, as of the Effective Time, the corporation’s headquarters will be in Alpharetta, Georgia.

18.	By-Law 61 shall be amended and restated in its entirety as follows:

Subject to the provisions of the Certificate of Incorporation, these By-Laws may be altered, amended or repealed by the stockholders or by the Board; provided, however, that during the Governance Period, any amendment to the By-Laws effected by the Board that alters, amends or repeals any By-Law amendments that became effective at the Effective Time, including this By-Law 61 (the “Effective Time Amendments”), shall require the approval of 75% of the entire Board of Directors (as defined in Article X of the Certificate of Incorporation).

19.	A new By-Law 62 shall be inserted as follows:

As of the end of the Governance Period, the Effective Time Amendments shall be of no further force and effect. In case any provision in the Effective Time Amendments is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Effective Time Amendments shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.